Exhibit 10.3

SENIOR SECURED CREDIT AGREEMENT

dated as of April 1, 2008

among

MAC-GRAY CORPORATION,

MAC-GRAY SERVICES, INC.

and

INTIRION CORPORATION,

as Borrowers,

THE LENDERS PARTY HERETO

and

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent

BANC OF AMERICA SECURITIES LLC,

as

Sole Lead Arranger and Sole Book Manager

i

5.14	Labor Matters	60
5.15	Solvency	60
5.16	Margin Regulations; Investment Company Act	60
5.17	Taxpayer Identification Number; Other Identifying Information	61
5.18	Personal Property Collateral	61
5.19	Pledged Collateral	61
5.20	Mortgages	61
ARTICLE VI AFFIRMATIVE COVENANTS		62
6.01	Financial Statements and Other Information	62
6.02	Notices of Material Events	63
6.03	Information Regarding Collateral	64
6.04	Existence; Conduct of Business	64
6.05	Payment of Obligations	64
6.06	Maintenance of Properties	64
6.07	Insurance	64
6.08	Casualty and Condemnation	64
6.09	Books and Records; Inspection and Audit Rights	65
6.10	Compliance with Laws	65
6.11	Use of Proceeds and Letters of Credit	65
6.12	Collateral and Guarantee Requirement	65
6.13	Interest Rate Protection	66
ARTICLE VII NEGATIVE COVENANTS		66
7.01	Indebtedness; Certain Equity Securities	66
7.02	Liens	68
7.03	Fundamental Changes	69
7.04	Investments, Loans, Advances, Guarantees and Acquisitions	69
7.05	Asset Sales	71
7.06	Sale and Leaseback Transactions	72
7.07	Swap Agreements	72
7.08	Restricted Payments; Certain Payments of Indebtedness	72
7.09	Transactions with Affiliates	73
7.10	Restrictive Agreements	73
7.11	Amendment of Material Documents	74
7.12	Financial Covenants	74
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		74
8.01	Events of Default	74
8.02	Application of Funds	77
ARTICLE IX ADMINISTRATIVE AGENT AND COLLATERAL AGENT		78
9.01	Appointment and Authorization of Administrative Agent and Collateral Agent	78
9.02	Rights as a Lender	78
9.03	Exculpatory Provisions	79
9.04	Reliance by Administrative Agent	80
9.05	Delegation of Duties	80
9.06	Resignation of the Administrative Agent	80
9.07	Non-Reliance on Administrative Agent and Other Lenders	81
9.08	No Other Duties	81
9.09	Administrative Agent May File Proofs of Claim	81
9.10	Collateral and Guaranty Matters	82
ARTICLE X MISCELLANEOUS		83
10.01	Amendments, Etc.	83
10.02	Notices; Effectiveness; Electronic Communication	84

10.03	No Waiver; Cumulative Remedies; Enforcement	86
10.04	Expenses; Indemnity; Damage Waiver	87
10.05	Payments Set Aside	89
10.06	Successors and Assigns	89
10.07	Treatment of Certain Information; Confidentiality	92
10.08	Right of Setoff	93
10.09	Interest Rate Limitation	93
10.10	Counterparts; Integration; Effectiveness	94
10.11	Survival of Representations and Warranties	94
10.12	Severability	94
10.13	Replacement of Lenders	94
10.14	Governing Law; Jurisdiction; Etc.	95
10.15	Waiver of Jury Trial	96
10.16	No Advisory or Fiduciary Responsibility	96
10.17	Electronic Execution of Assignments and Certain Other Documents	97
10.18	USA PATRIOT Act	97

SCHEDULES

Schedule 1.01	Acquired EBITDA
Schedule 2.01	Lenders and Commitments
Schedule 5.05	Real Property
Schedule 5.12	Subsidiaries
Schedule 5.13	Insurance
Schedule 5.17	Taxpayer Identification Numbers
Schedule 7.01	Existing Indebtedness
Schedule 7.02	Existing Liens
Schedule 7.04	Existing Investments
Schedule 7.10	Restrictive Agreements
Schedule 10.02	Notice Addresses

EXHIBITS

Exhibit 2.01	Form of Lender Joinder Agreement
Exhibit 2.02	Form of Loan Notice
Exhibit 2.13-1	Form of Revolving Note
Exhibit 2.13-2	Form of Swingline Note
Exhibit 2.13-3	Form of Term Loan Note
Exhibit 6.01(c)	Form of Compliance Certificate
Exhibit 6.03	Form of Collateral Questionnaire
Exhibit 10.06	Form of Assignment and Assumption

SENIOR SECURED CREDIT AGREEMENT

This SENIOR SECURED CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of April 1, 2008, among MAC-GRAY CORPORATION, a Delaware corporation (the “Parent Borrower”), MAC-GRAY SERVICES, INC., a Delaware corporation (“MGS”), and INTIRION CORPORATION, a Delaware corporation (“Intirion”; together with the Parent Borrower and MGS, each a “Borrower” and collectively the “Borrowers”), the Lenders party hereto, and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent.

W I T N E S S E T H

WHEREAS, the Borrowers have requested that the Lenders provide revolving credit and term loan facilities for the purposes set forth herein; and

WHEREAS, the Lenders have agreed to make the requested facilities available on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.

As used in this Credit Agreement, the following terms have the meanings provided below:

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Loan Documents, or any successor administrative agent pursuant to the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Parent Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire for the Lenders in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning provided in Section 10.02(c).

“Aggregate Commitments” means the Aggregate Revolving Commitments and the Term Loan Commitments.

“Aggregate Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the amount of such Lender’s respective Revolving Commitment, Term Loan Commitment or other commitment established under any Incremental Credit Facilities, as appropriate, and the denominator of which is the Aggregate Commitments.

“Aggregate Revolving Commitments” means the aggregate principal amount of the Revolving Commitments of all the Lenders.

“Aggregate Revolving Committed Amount” has the meaning provided in Section 2.01(a).

“Applicable Percentage” means the following percentages per annum, based on the Consolidated Leverage Senior Secured Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01(c):

		Revolving Loans and Letters of Credit			Term Loan A
Pricing Level	Consolidated Senior Secured Leverage Ratio	Commitment Fee	Eurodollar Rate Loans and Letter of Credit Fee	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loan
1	>1.75:1.0	0.500%	2.50%	1.50%	2.50%	1.50%
2	>1.25:1.0 but <1.75:1.0	0.375%	2.25%	1.25%	2.25%	1.25%
3	<1.25:1.0	0.300%	2.00%	1.00%	2.00%	1.00%

Any increase or decrease in the Applicable Percentage resulting from a change in the Consolidated Senior Secured Leverage Ratio shall become effective not later than the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance therewith, then, upon the request of the Required Lenders, Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.  The Applicable Percentage in effect from the Closing Date through the date for delivery of the Compliance Certificate for the fiscal quarter ending June 30, 2008 shall be determined based upon Pricing Level 1.  Determinations by the Administrative Agent of the appropriate Pricing Level shall be conclusive absent manifest error.

For any Incremental Credit Facilities established after the Closing Date, the “Applicable Percentage” shall mean the percentages specified in the applicable joinder agreement or other loan documentation whereby the Incremental Credit Facilities are established.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Percentage for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means BAS, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two (2) or more Eligible Assignees that are Affiliates of one another or two (2) or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit 10.06 or any other form approved by the Administrative Agent.

“Attributed Principal Amount” means (a) in the case of capital leases, the amount of Capital Lease Obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP and (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account appropriate reserve amounts.

“Automatic Laundry” means Automatic Laundry Companies, Ltd., a Texas limited partnership.

“Automatic Laundry Acquisition” means the acquisition of all or substantially all of the Equity Interests of Automatic Laundry by the Parent Borrower or its Affiliates pursuant to the terms and conditions of the Automatic Laundry Acquisition Agreement.

“Automatic Laundry Acquisition Agreement” means that certain Partnership Interest Purchase Agreement, entered into as of April 1, 2008, by and among the Parent Borrower, Automatic Laundry and the partners party thereto.

“Bank of America” means Bank of America, N.A., together with its successors.

“BAS” means Banc of America Securities LLC, together with its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” and “Borrowers” have the meaning provided in the recitals hereto, together with their successors and permitted assigns.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, or (b) a borrowing of Swingline Loans, as appropriate.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period for the Consolidated Group, without duplication, (a) the additions to property, plant and equipment and other capital expenditures that are (or would be) set forth in a consolidated statement of cash flows for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Consolidated Group during such period; provided that for purposes hereof, Capital Expenditures shall not include expenditures to the extent they are (i) financed with the proceeds of any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) or any casualty or other insured damage to or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset or (ii) expenditures or investments that constitute Permitted Acquisitions.  Except as otherwise expressly provided, the applicable period shall be the period of four consecutive fiscal quarters ending as of the date of determination.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” has the meaning provided in Section 2.03(g).

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar-denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (each an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than Stewart G. MacDonald, Jr., Sandra MacDonald, Daniel MacDonald or Evelyn MacDonald or any of their respective spouses or immediate family members or trusts or family limited partnerships for their benefit, of Equity Interests representing more than 25% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Parent Borrower, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent Borrower by Persons who were neither (i) nominated by the board of directors of the Parent Borrower (or any committee thereof) nor (ii) appointed by directors so nominated or (c) the occurrence of a “Change of Control”, as defined in any Senior Notes Document.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the “Collateral” as such term is defined in the Collateral Agreement.

“Collateral and Guarantee Requirement” means the requirement that:

(a)           the Collateral Agent shall have received from the Parent Borrower and each of its Domestic Subsidiaries either (i) a duly executed and delivered counterpart of the Collateral Agreement, or (ii) in the case of any Person that becomes a Loan Party after the Closing Date, a duly executed and delivered supplement to the Collateral Agreement, in the form specified therein (or otherwise acceptable to the Administrative Agent and the Collateral Agent in their reasonable discretion);

(b)           all outstanding Equity Interests of each Domestic Subsidiary, and 65% of the outstanding Equity Interests of each First Tier Foreign Subsidiary, of the Parent Borrower shall have been pledged pursuant to the Collateral Agreement, and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)           all Indebtedness of the Parent Borrower and each of its Subsidiaries that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)           all documents and instruments, including Uniform Commercial Code financing statements and notice filings with the United States Copyright Office and United States Patent and Trademark Office in respect of intellectual property, required by law or reasonably requested by the Administrative Agent or the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e)           the Collateral Agent shall have received (i) duly executed and delivered counterparts of Mortgages for all real property owned by the Loan Parties located in the United States by the record owner thereof; provided, however, such Mortgages shall not be required for real property with an aggregate fair market value of up to $500,000, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 7.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Required Lenders may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property;

(f)            the Collateral Agent (i) shall have received, within ninety (90) days of the Closing Date, duly executed and delivered counterparts of landlord consents, estoppel letters or waivers in respect of Collateral held on leased premises for each of the following real property locations : (A) 10 Walpole Park South, Walpole, Massachusetts 02081, (B) 404 Wyman Street, Suite 400 Waltham, Massachusetts 02451, (C) 61 Holton Street, Woburn, Massachusetts 01801, (D) 2001 Sanyo Avenue, San Diego, California and (E) 351 Thornton Road, Suite 126, Lithia Springs, Georgia 30122, and (ii) shall receive, with respect to leases entered into after the Closing Date, duly executed and delivered counterparts of landlord consents, estoppel letters or waivers in respect of such other material leased locations reasonably requested by the Collateral Agent and the Required Lenders, in form and substance reasonably acceptable to the Collateral Agent and the Required Lenders; and

(g)           each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

“Collateral Agent” means Bank of America in its capacity as collateral agent for the Lenders under any of the Security Documents, or any successor collateral agent.

“Collateral Agreement” means that Guarantee and Collateral Agreement dated as of the Closing Date among the Parent Borrower, the Subsidiaries identified therein and Bank of America as collateral agent, may be amended, modified, extended, supplemented and replaced from time to time.

“Collateral Questionnaire” means a certificate substantially in the form of Exhibit 6.03.

“Commitment Period” means the period from and including the Closing Date to the earlier of (a)(i) in the case of Revolving Loans and Swingline Loans, the Revolving Termination Date or (ii) in the case of the Letters of Credit, the L/C Expiration Date, or (b) in each case, the date on which the Revolving Commitments shall have been terminated as provided herein.

“Commitments” means the Revolving Commitment and the Term Loan Commitments.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 6.01(c).

“Consolidated Cash Flow” means, for any period for the Consolidated Group, the difference of (a) Consolidated EBITDA minus (b) the sum of (i) Capital Expenditures (other than Capital Lease Obligations of up to an aggregate amount of $4,000,000 incurred in any such period), (ii) Prepaid Commission Expenses, (iii) consolidated cash income taxes paid and (iv) Restricted Payments paid, in each case on a consolidated basis in accordance with GAAP.  Except as otherwise expressly provided, the applicable period shall be the period of four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Cash Flow Coverage Ratio” means, for any period for the Consolidated Group, the ratio of (a) Consolidated Cash Flow to (b) the sum of (i)(A) the aggregate amount of scheduled principal payments made on or in respect of Long-Term Indebtedness (other than payment made by the Parent Borrower or any Subsidiary to the Parent Borrower or a Subsidiary and excluding for purposes hereof, the principal amount of the Seller Subordinated Note) and (B) the aggregate amount of principal payments (other than scheduled principal payments) made during such period in respect of Long-Term Indebtedness (excluding for purposes hereof, the principal amount of the Seller Subordinated Note) of the Parent Borrower and the Subsidiaries, to the extent that such payments reduced any scheduled principal payments that would have become due within one year after the date of the applicable payment and (ii) Consolidated Cash Interest Expense.  Except as otherwise expressly provided, the applicable period shall be the period of four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Cash Interest Expense” means, for any period the Consolidated Interest Expense for such period, excluding any amount not payable in cash.

“Consolidated EBITDA” means, for any period for the Consolidated Group, the sum of (a) Consolidated Net Income plus (b) to the extent deducted in determining such Consolidated Net Income, without duplication, the sum of (i) Consolidated Interest Expense, (ii) consolidated income tax expense, (iii) depreciation and amortization, (iv) any extraordinary non-cash charges reasonably acceptable to the Administrative Agent and the Required Lenders, (v) non-cash impairment charges for discontinued or divested operations, (vi) non-cash compensation expenses (but excluding, for purposes hereof, any such non-cash charges as for which there will be a subsequent cash payment) and (vii) non-cash expenses resulting from the grant of stock options or other equity-related compensation to any director, officer, consultant or employee, in each case on a consolidated basis determined in accordance with GAAP; provided that (A) for acquisitions made within the period of four consecutive fiscal quarters ending December 31, 2007, there shall be included in “Consolidated EBITDA” the amounts set forth on Schedule 1.01 as adjustments to Consolidated EBITDA and (B) for acquisitions made after the Closing Date adjustments may be made to Consolidated EBITDA for expected cost-savings, synergies and one-time costs and expenses relating to the acquisitions (including employee retention expenses and severance expenses) reasonably acceptable to the Administrative Agent and the Required Lenders.  Except as otherwise expressly provided, the applicable period shall be the period of four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Group” means the Parent Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period for the Consolidated Group, all interest expense on a consolidated basis determined in accordance with GAAP, but including, in any event, the interest component under capital leases and the implied interest component under Synthetic Leases and Securitization Transactions.

“Consolidated Net Income” means, for any period for the Consolidated Group, the net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding extraordinary gains and losses and related tax effects thereon.  Except as otherwise expressly provided, the applicable period shall be the period of four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Senior Secured Funded Debt” means the portion of Consolidated Total Funded Debt that (a) is secured by Liens on the property of the Consolidated Group, and (b) is not subordinated to the Loans and Obligations under this Credit Agreement in right and time of payment on terms reasonably acceptable to the Administrative Agent.

“Consolidated Senior Secured Leverage Ratio” means, on any date, the ratio of (a) Consolidated Senior Secured Funded Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Consolidated Total Funded Debt” means, as of any date, all Funded Debt of the Parent Company and its subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of the end of each fiscal quarter, the ratio of (a) Consolidated Total Funded Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” has the meaning provided in the recitals hereto, as the same may be amended and modified from time to time.

“Credit Extension” means each of the following: (a) a Borrowing, (b) the conversion or continuation of a Borrowing, and (c) an L/C Credit Extension.

“Debt Transaction” means, with respect to any member of the Consolidated Group, any sale, issuance, placement, assumption or guaranty of Funded Debt, whether or not evidenced by a promissory note or other written evidence of Indebtedness, except for Funded Debt permitted to be incurred pursuant to Section 7.01(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition that constitutes an Event of Default or that, with notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Obligations other than (i) Eurodollar Rate Loans and (ii) Letter of Credit Fees, the Base Rate plus the Applicable Percentage, if any, applicable to such Loans plus 2% per annum; (b) with respect to Eurodollar Rate Loans, the Eurodollar Rate plus the Applicable Percentage, if any, applicable to such Loans plus 2% per annum; and (c) with respect to Letter of Credit Fees, a rate equal to the Applicable Percentage plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding, for purposes hereof, (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business; (b) Dispositions of inventory in the ordinary course of business; and (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property.

“Dollar” or “$” means the lawful currency of the United States.

“Domestic Loan Party” means any Loan Party that is organized under the laws of any State of the United States or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any State of the United States or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Equity Transaction” means, with respect to any member of the Consolidated Group, any issuance or sale of shares of its Equity Interests, other than an issuance (a) to a member of the Consolidated Group, (b) in connection with a conversion of debt securities to equity, (c) in connection with the exercise by a present or former employee, consultant, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, or (d) in connection with any Permitted Acquisition hereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five (5) decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning provided in Section 8.01.

“Excluded Taxes” means, with respect to any Person, (a) taxes imposed on or measured by such Person’s overall net income (however denominated), and franchise taxes imposed in lieu of income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Person is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or in which it is otherwise deemed to be engaged in a trade or business for income tax purposes other than as a result of its having entered into, performed its obligations under or enforced its rights with respect to this Credit Agreement or any other Loan Document, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 10.13), any withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii) and (e) interest, additions to tax or penalties applicable to taxes described in clauses (a), (b), (c) or (d) of this definition.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the multiple of 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated as of February 28, 2008, among the Parent Borrower, Bank of America, and the Arranger.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Parent Borrower.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by a Domestic Loan Party.

“Foreign Lender” means any Lender that is not organized under the Laws of the United States or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business), (f) all Indebtedness of the type described in clauses (a), (b), (c), (d), (e), (g), (h), (i) and (j) of this definition of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on the property owned or acquired by such Person, whether or not the obligations secured thereby have been assured, (g) all Guarantees by such Person of obligations of others, (h) the Attributed Principal Amount of all Capital Lease Obligations, Synthetic Leases and Securitization Transactions of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding the foregoing, in connection with any Permitted Acquisition, the term “Indebtedness” shall not include post-closing purchase price adjustments or earn-outs to which the seller may become entitled.

“GAAP” means generally accepted accounting principles in effect in the United States applied on a consistent basis, subject to the provisions of Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor” means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance of supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds of the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means, collectively, each Person that provides a Guarantee of the Obligations pursuant to the terms of the Collateral Agreement or other agreement reasonably acceptable to the Administrative Agent, in each case together with their successors and permitted assigns.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning provided in Section 2.03(c)(i).

“Incremental Credit Facilities” has the meaning provided in Section 2.01(e).

“Indebtedness” of any Person means, without duplication, (a) all Funded Debt of such Person, and (b) all obligations of such Person under Swap Agreements, or obligations of others under Swap Agreements that are Guaranteed by such Person or secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on the property owned or acquired by such Person, whether or not the obligations secured thereby have been assured.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning provided in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Base Rate Loan (including Swingline Loans), the last Business Day of each March, June, September and December, the Revolving Termination Date and the date of the final principal amortization payment on any Term Loan and, in the case of any Swingline Loan, any other dates as may be mutually agreed upon by the applicable Borrower and the Swingline Lender, and (b) as to any Eurodollar Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan, the Revolving Termination Date and the date of the final principal amortization payment on any Term Loan, and in addition, where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period.  If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by the applicable Borrower in its Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)           no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Termination Date; and

(d)           no Interest Period with respect to any Term Loan shall extend beyond any principal amortization payment date, except to the extent that the portion of such Loan comprised of Eurodollar Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Base Rate Loans equals or exceeds the principal amortization payment then due.

“Intirion” has the meaning provided in the recitals hereto, together with its permitted successors and assigns.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means, with respect to any Letter of Credit, the L/C Application and any other document, agreement or instrument (including such Letter of Credit) entered into by the applicable Borrower (or any Subsidiary) and the L/C Issuer (or in favor of the L/C Issuer), relating to such Letter of Credit.

“Laundry Facility Agreements” means agreements and other documents pursuant to which any of the Borrowers installs, operates and maintains certain pay per use laundry equipment or rents such equipment to an owner, manager or any other Person affiliated with the premises at which such equipment is located.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“L/C Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is seven (7) days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“L/C Issuer” means as to Letters of Credit issued hereunder, Bank of America in its capacity as issuer of Letters of Credit hereunder, in each case together with its successors in such capacity.

“L/C Obligations” means, at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” has the meaning provided in Section 2.01(b).

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto (and, as appropriate, includes the Swingline Lender) and each Person who joins as a Lender pursuant to the terms hereof, together with their respective successors and assigns.

“Lender Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit 2.01, executed and delivered in accordance with the provisions of Section 2.01(f)(v).

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Parent Borrower and the Administrative Agent.

“Letter of Credit” means each standby letter of credit issued hereunder.

“Letter of Credit Fee” has the meaning provided in Section 2.09(b)(i).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means any Revolving Loan, Swingline Loan and/or any Term Loan, and the Base Rate Loans and Eurodollar Rate Loans comprising such Loans.

“Loan Documents” means this Credit Agreement, the Notes, the Collateral Questionnaire, the Security Documents, the Fee Letter, the Issuer Documents and the Lender Joinder Agreements, if any.

“Loan Notice” means a notice of (a) a Borrowing of Loans (including Swingline Loans), (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Obligations” means the Revolving Loan Obligations and the Term Loans.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Loan Party Materials” has the meaning specified in Section 6.02.

“Long-Term Indebtedness” means any indebtedness that, in accordance with GAAP, constitutes (or, when incurred constituted) a long-term liability.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, condition (financial or otherwise) or prospects of the Consolidated Group taken as a whole; or (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party.

“Material Acquisition” means (a) any acquisition by the Parent Borrower or a wholly-owned Subsidiary that is a Loan Party of all the outstanding Equity Interest in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person if (i) the cash consideration for such acquisition is at least $5,000,000 (ii) the total consideration for such acquisition is at least $10,000,000 or (iii) the acquired business contributes, together with all other Permitted

Acquisitions that have occurred since the beginning of the immediately preceding four consecutive fiscal quarter period for which financial statements are available, in the aggregate at least $1,000,000 to Consolidated EBITDA for such period (giving pro forma effect to all such acquisitions as if they had occurred on the first day of such four consecutive fiscal quarter period) and (b) the other preceding Permitted Acquisitions described in clause (a)(iii) above.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Consolidated Group in an aggregate principal amount exceeding $2,500,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“MGS” has the meaning provided in the recitals hereto, together with its successors and permitted assigns.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means all real property owned by the Loan Parties located in the United States by the record owner thereof that shall be the subject of a Mortgage pursuant to the Collateral and Guarantee Requirement, including (a) each real property set forth on Schedule 5.05 that is identified as a Mortgaged Property thereon and is the subject of a Mortgage and (b) each other real property that is, or pursuant to the terms hereof, becomes, the subject of a Mortgage; provided, however that such Mortgages shall not be required for real property with an aggregate fair market value of up to $500,000.

“Mortgages” means those mortgages, deeds of trust, security deeds or like instruments given by the Loan Parties, as grantors, to the Collateral Agent to secure the Obligations, and any other such instruments that may be given by any Person pursuant to the terms hereof, as such instruments may be amended and modified from time to time.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any member of the Consolidated Group in connection with any Disposition, Debt Transaction, Equity Transaction or Securitization Transaction, net of (a) direct costs and expenses (including legal, accounting and investment banking fees, sales commissions and underwriting and brokerage discounts), (b) estimated taxes paid or payable as a result thereof, (c) the principal amount of any Indebtedness that is secured by an asset and that is required to be repaid in connection with such Disposition, Debt Transaction, Equity Transaction or Securitization Transaction (other than Indebtedness under the Loan Documents) and (d) any amounts which are required to be placed in escrow (unless and until such amounts are released to a member of the Consolidated Group).  For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by a member of the Consolidated Group in any Disposition, Debt Transaction, Equity Transaction or Securitization Transaction.

“Notes” means the Revolving Notes, the Swingline Note and the Term Loan Notes.

“Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Agreement between any Loan Party and any Lender or Affiliate of a Lender to the extent permitted hereunder and (c) all obligations under any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender to the extent that such obligations do not constitute “Indebtedness” under the Senior Note Documents.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of December 21, 2006, among the Borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Keybank National Association, as syndication agent, and HSBC Bank USA, N.A., Wachovia Bank, National Association and Bank North, N.A., as co-documentation agents, as amended through the date hereof.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the amount of the L/C Obligations as of such date, including as a result of any reimbursements by any Borrower of Unreimbursed Amounts; and (c) with respect to the Term Loan A on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Term Loan A on such date.

“Parent Borrower” has the meaning provided in the recitals hereto, together with its successors and permitted assigns.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any acquisition by the Parent Borrower or a wholly-owned Subsidiary that is a Loan Party of all the outstanding Equity Interests in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person if (a) such acquisition was not preceded by, or consummated pursuant to, a hostile offer (including a proxy contest), (b) such Person is organized under the laws of, and substantially all its assets are located in, the United States, any State thereof or the District of Columbia, (c) no Default has occurred and is continuing or would result therefrom, (d) all transactions related thereto are consummated in accordance with the applicable Laws, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary or assets under Section 6.12 shall have been taken, (f) the Consolidated Group is in compliance, on a Pro Forma Basis (including, without duplication, giving pro forma effect to such acquisition and all other Permitted Acquisitions that are not Material Acquisitions and that have occurred since the beginning of the immediately preceding four consecutive fiscal quarter period for which financial statements are available), with the covenants contained in Section 7.12 recomputed as of the last day of the most recently ended fiscal quarter of the Parent Borrower for which financial statements are available, (g) after giving effect to such acquisition, there shall be no less than $7,000,000 of aggregate unused and available Revolving Commitments, (h) the business of such Person or such assets, as the case may be, constitute a business permitted by Section 7.03(b), and (i) for any acquisition that is a Material Acquisition, the Borrowers have delivered to the Administrative Agent an officers’ certificate to the effect set forth in clauses (a), (b), (c), (d), (e), (f), (g) and (h) above, together with all relevant financial information for the Person or assets to be acquired.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.05;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.05;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in ease case in the ordinary course of business;

(e)           liens arising by operation of law to secure landlords or lessors under leases made in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.05;

(f)            judgment liens in respect of judgments that do not constitute an Event of Default under clause (i) of Section 8.01;

(g)                                 easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent Borrower or any Subsidiary;

(h)                                 (i) licenses, sublicenses, leases or subleases granted by the Parent Borrower or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Parent Borrower or any of its Subsidiaries and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement not prohibited by this Credit Agreement to which the Parent Borrower or any of its Subsidiaries is a party;

(i)                                     Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business; and

(j)                                     Liens existing as of the Closing Date set forth on Schedule 7.02.

“Permitted Investments” means:

(a)                                  direct obligations of or obligations, the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, as of such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)                                  investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; and

(d)                                 fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

“Permitted Liens” means any Liens in respect of property of any Loan Party permitted to exist pursuant to the terms of Section 7.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Prepaid Commission Expenses” means the amount of any one-time up-front payment required to be paid by the Parent Borrower or any Subsidiary to the landlord or lessor under any Laundry Facility Agreement upon the commencement of such Laundry Facility Agreement (but without duplication for any amount included as a Capital Expenditure).

“Pro Forma Basis” means, with respect to the calculation of the financial covenants contained in Section 7.12 in connection with the Automatic Laundry Acquisition or a Permitted Acquisition that such calculation shall give pro forma effect to such Permitted Acquisition that is a Material Acquisition, all other Permitted Acquisitions that are Material Acquisitions, all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable period in accordance with its terms) and all dispositions that have occurred since the beginning of the four consecutive fiscal quarter period for which such calculation is being made as if it occurred on the first day of such four consecutive fiscal quarter period (including (a) costs savings to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the SEC, and as certified by a Financial Officer or (b) other cost savings to the extent such cost savings would be acceptable to the Administrative Agent in its sole discretion).

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Register” has the meaning provided in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) days’ notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing of Loans (including Swingline Loans) or the conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a L/C Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitments shall have expired or been terminated, Lenders holding in the aggregate more than 50% of the Loan Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans); provided that the commitments of, and the portion of the Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, treasurer or assistant treasurer of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity

Interests in the Parent Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Parent Borrower or any Subsidiary.

“Revolving Commitment” means the commitment of each Lender to make Revolving Loans (and to share in Revolving Loan Obligations) hereunder.

“Revolving Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Committed Amount and the denominator of which is Aggregate Revolving Committed Amount.  The Revolving Commitment Percentages as of the Closing Date are set forth on Schedule 2.01.

“Revolving Committed Amount” means, for each Lender, the amount of such Lender’s Revolving Commitment.  The Revolving Committed Amounts as of the Closing Date are set out in Schedule 2.01.

“Revolving Loan” has the meaning provided in Section 2.01(a).

“Revolving Loan Obligations” means the Revolving Loans, the L/C Obligations and the Swingline Loans.

“Revolving Notes” means the promissory notes, if any, given to evidence the Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.  A form of Revolving Note is attached as Exhibit 2.13-1.

“Revolving Termination Date” means April 1, 2013.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Parent Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person (other than a Loan Party) whereby the Parent Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by the Parent Borrower or any of its subsidiaries pursuant to which it may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate or any other Person.

“Security Documents” means the Collateral Agreement, any Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 6.12 to secure any of the Obligations.

“Seller Subordinated Note” means that certain Promissory Note dated as of as of the date hereof given by MGS in favor of Paceco Investors, L.P., a Texas limited partnership in an aggregate principal amount of $10,000,000.

“Seller Subordinated Note Documents” means all or any of, as applicable, the Seller Subordinated Note, all side letters, instruments, agreements and other documents evidencing or governing the Seller Subordinated Note or any Seller Subordinated Note Refinancing Indebtedness, providing for any Guarantee or other right in respect thereof, affecting the terms of the foregoing and all schedules, exhibits and annexes to each of the foregoing.  Notwithstanding the foregoing, the term Seller Subordinated Note Documents shall not include the Automatic Laundry Acquisition Agreement.

“Seller Subordinated Note Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Seller Subordinated Note being Refinanced (or previous refinancings thereof constituting Seller Subordinated Note Refinancing Indebtedness), provided that (a) the principal amount of such Seller Subordinated Note Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) the average life to maturity of such Seller Subordinated Note Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) the terms of such Seller Subordinated Note Refinancing Indebtedness are not less favorable, in any material respect, to the Lenders and the Borrowers than the terms of the Seller Subordinated Note and (d) no Seller Subordinated Note Refinancing Indebtedness shall have obligors that are not Loan Parties hereunder, or greater guarantees, than the Indebtedness being Refinanced.

“Senior Notes” means (a) the 7.625% senior notes due 2015 issued by the Parent Borrower on August 16, 2005 and (b) any substantially identical senior notes that are registered under the Securities Act of 1933, as amended, and issued in exchange for the senior notes described in clause (a) of this definition.

“Senior Notes Document” means all or any of, as applicable, the Senior Notes Indenture, the indenture or indentures under which the Senior Notes Refinancing Indebtedness is issued, all side letters, instruments, agreements and other documents evidencing or governing the Senior Notes or any Senior Notes Refinancing Indebtedness, providing for any Guarantee or other right in respect thereof, affecting the terms of the foregoing or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“Senior Notes Indenture” means the Indenture dated as of August 16, 2005, among the Parent Borrower, the Subsidiaries listed therein and Wachovia Bank, National Association, as trustee, in respect of the Senior Notes.

“Senior Notes Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Senior Notes being Refinanced (or previous refinancings thereof constituting Senior Notes Refinancing Indebtedness), provided that (a) the principal amount of such Senior Notes Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) the average life to maturity of such Senior Notes Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) the terms of such Senior Notes Refinancing Indebtedness are not less favorable, in any material respect, to the Lenders and the Borrowers than the terms of the Senior Notes and (d) no Senior Notes Refinancing Indebtedness shall have obligors that are not Loan Parties hereunder, or greater guarantees, than the Indebtedness being Refinanced.

“Senior Note Secured Debt Limit Amount” has the meaning provided in Section 2.01(a).

“Senior Unsecured Credit Agreement” means that credit agreement dated as of the Closing Date, as amended, modified, extended, renewed or replaced, among the Parent Borrower and the Subsidiaries identified therein, as co-borrowers and guarantors, the lenders identified therein and Bank of America, as administrative agent, relating to establishment of a senior unsecured revolving credit facility in an original principal amount of $15,000,000.

“Senior Unsecured Loan Documents” means the Senior Unsecured Credit Agreement and the other “Loan Documents” relating thereto, as referenced and defined therein.

“Shareholder Rights Agreement” means the Shareholder Rights Agreement dated as of June 15, 1999, by and between the Parent Borrower and State Street Bank and Trust Company.

 “Subordinated Debt” means any Indebtedness of a member of the Consolidated Group that by its terms is expressly subordinated in right of payment to the prior payment of the Loan Obligations on terms and conditions, and evidenced by documentation, satisfactory to the Administrative Agent and the Required Lenders.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Parent Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Borrower or the Subsidiaries shall be a Swap Agreement.  All Swap Agreements, if any, between the Borrowers (or any one of them) and one or more Lenders (or Affiliates thereof) are independent agreements governed by the written provisions of such Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loans or other Obligations.

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.01(c).

“Swingline Lender” means Bank of America in its capacity as such, together with any successor in such capacity.

“Swingline Loan” has the meaning provided in Section 2.01(c).

“Swingline Note” means the promissory note given to evidence the Swingline Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.  A form of Swingline Note is attached as Exhibit 2.13-2.

“Swingline Sublimit” has the meaning provided in Section 2.01(c).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” means, collectively or individually, as context requires, the Term Loan A and any term loan established under an Incremental Credit Facility.

“Term Loan A” shall have the meaning provided in Section 2.01(d).

“Term Loan A Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loan A hereunder; provided that, at any time after funding of the Term Loan A, determinations of “Required Lenders” shall be based on the Outstanding Amount of the Term Loan A.

“Term Loan A Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is, prior to funding of the Term Loan A, such Lender’s Term Loan A Committed Amount, and after funding of the Term Loan A, the principal amount of such Lender’s Term Loan A and the denominator of which is, prior to funding of the Term Loan A, the aggregate principal amount of the Term Loan A Commitment, and after funding of the Term Loan A, the Outstanding Amount of the Term Loan A.  The initial Term Loan A Commitment Percentages are set forth on Schedule 2.01.

“Term Loan A Committed Amount” means, with respect to each Lender, the amount of such Lender’s Term Loan A Commitment.  The initial Term Loan A Committed Amounts are set forth on Schedule 2.01.

“Term Loan A Maturity Date” means April 1, 2013.

“Term Loan Commitments” means the aggregate principal amount of (i) the Term Loan A Commitments, and (ii) any term loan commitments established under the Incremental Credit Facilities, if any, provided that in any such case, at any time after funding of the respective term loan, determinations of “Required Lenders” and required lenders for the particular tranche of term loan thereby established shall be based on the Outstanding Amount of such term loans.

“Term Loan Note” means the promissory note or notes, if any, given to evidence the Term Loan A or other term loan, as applicable, of such Lender, as amended, restated, modified, supplemented, extended, renewed or replaced.  A form of Term Loan Note is attached as Exhibit 2.13-3.

“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of proceeds thereof and the issuance of Letters of Credit hereunder.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Type” means, with respect to any Revolving Loan or loans comprising any Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code in effect in any applicable jurisdiction from time to time.

“United States” or “U.S.” means the United States of America.

“Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i).

“Wholly Owned Subsidiary” means, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Equity Interests with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.

1.02                        Interpretive Provisions.

With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

1.03                        Accounting Terms and Provisions.

(a)                                  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements referenced in Section 4.01(d), except as otherwise specifically prescribed herein.

(b)                                 Notwithstanding any provision herein to the contrary, determinations of (i) the applicable pricing level under the definition of “Applicable Percentage” and (ii) compliance with the financial covenants shall be made on a Pro Forma Basis.

(c)                                  The Parent Borrower will provide a written summary of material changes in GAAP or in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 6.01(c).  If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 6.01(a) or (b) as to which no such objection has been made.

1.04                        Rounding.

Any financial ratios required to be maintained by the Parent Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.

Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                        Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Commitments.

Subject to the terms and conditions set forth herein:

(a)                                  Revolving Loans.  During the Commitment Period, each Lender severally agrees to make revolving credit loans (the “Revolving Loans”) to the Borrowers on any Business Day; provided that after giving effect to any such Revolving Loan, (i) with regard to the Lenders collectively, the Outstanding Amount of Revolving Loan Obligations shall not exceed ONE HUNDRED THIRTY MILLION DOLLARS ($130,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate Revolving Committed Amount”) and (ii) with regard to each Lender individually, such Lender’s Revolving Commitment Percentage of Revolving Loan Obligations shall not exceed its respective Revolving Committed Amount; and provided, further, that notwithstanding anything herein to the contrary, the aggregate amount of Revolving Loan Obligations hereunder shall not at any time exceed an amount (the “Senior Note Secured Debt Limit Amount”) equal to the difference of $167,500,000 minus the aggregate outstanding principal amount of the Term Loans hereunder (or any lesser amount as may be permitted as secured indebtedness under Sections 4.03 and 4.11 of the Senior Notes Indenture, or successor indenture for any Senior Notes Refinancing Indebtedness, after allowing for at least $5,000,000 in other secured indebtedness).  Revolving Loans will be made in Dollars and may consist of Base Rate Loans, Eurodollar Rate Loans or a combination thereof, as the applicable Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(b)                                 Letters of Credit.  During the Commitment Period, (i) the L/C Issuer, in reliance upon the commitments of the Lenders set forth herein, agrees (A) to issue Letters of Credit for the account of any Borrower or any member of the Consolidated Group on any Business Day, (B) to amend Letters of Credit previously issued hereunder, and (C) to honor drawings under Letters of Credit; and (ii) the Lenders severally agree to purchase from the L/C Issuer a participation interest in the Letters of Credit issued hereunder in an amount equal to such Lender’s Revolving Commitment Percentage thereof; provided that (A) the Outstanding Amount of L/C Obligations shall not exceed FIVE MILLION DOLLARS ($5,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “L/C Sublimit”), (B) with regard to the Lenders collectively, the Outstanding Amount of Revolving Loan Obligations shall not exceed the Aggregate Revolving Committed Amount, and (C) with regard to each Lender individually, such Lender’s Revolving Commitment Percentage of Revolving Loan Obligations shall not exceed its respective Revolving Committed Amount; and provided, further, that notwithstanding anything herein to the contrary, the aggregate amount of Revolving Loan Obligations hereunder shall not at any time exceed the Senior Note Secured Debt Limit Amount.  Letters of Credit will be denominated in Dollars.  Subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(c)                                  Swingline Loans.  During the Commitment Period, the Swingline Lender agrees, in reliance upon the commitments of the other Lenders set forth herein, to make revolving credit loans (the “Swingline Loans”) to the Borrowers on any Business Day; provided that (i) the Outstanding Amount of Swingline Loans shall not exceed TEN MILLION DOLLARS ($10,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Swingline Sublimit”) and (ii) with respect to the Lenders collectively, the Outstanding Amount of Revolving Loan Obligations shall not exceed the Aggregate Revolving Committed Amount; and provided, further, that notwithstanding anything herein to the contrary, the aggregate amount of Revolving Loan Obligations hereunder shall not at any time exceed the Senior Note Secured Debt Limit Amount.  Swingline Loans will be made in Dollars and shall be comprised solely of Base Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof.  Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a participation interest in such Swingline Loan in an amount equal to the product of such Lender’s Revolving Commitment Percentage thereof.

(d)                                 Term Loan A.  On the Closing Date, each Lender severally agrees to make its portion of a term loan (the “Term Loan A”) in a single advance to the Borrowers in Dollars in the amount of its respective Term Loan A Committed Amount; provided that after giving effect to such advances, the Outstanding Amount of the Term Loan A shall not exceed FORTY MILLION DOLLARS ($40,000,000) except as such amount may be increased pursuant to Section 2.01(e) and (f).  The Term Loan A may consist of Base Rate Loans, Eurodollar Rate Loans, or a combination thereof, as the Borrowers may request.  Amounts repaid on the Term Loan A may not be reborrowed.

(e)                                  Incremental Credit Facilities.  At any time on or after the Closing Date, the Borrowers may, on written notice to the Administrative Agent, establish additional credit facilities (collectively, the “Incremental Credit Facilities”) by increasing, at their election, the Aggregate Revolving Committed Amount or the amount of the Term Loan A as provided in Section 2.01(f), or establishing one or more new pro rata term loans, or some combination thereof; provided that:

(i)                                     no Default shall have occurred and be continuing or shall result after giving effect to the Incremental Credit Facility;

(ii)                                  the conditions to all Credit Extensions in Section 4.02 shall have been satisfied;

(iii)                               the Parent Borrower will provide (A) a compliance certificate from a Financial Officer confirming that no Default shall exist immediately before or immediately after giving effect to the establishment of the Incremental Credit Facility and demonstrating compliance with the financial covenants set forth in Section 7.12 after giving effect on a pro forma basis to the Incremental Credit Facility (assuming, for purposes hereof, that the Incremental Credit Facility is fully drawn and funded) as of the most recently ended fiscal quarter, and (b) supporting resolutions, legal opinions, promissory notes and other items as may be reasonably required by the Administrative Agent and the Lenders providing the commitments for the Incremental Credit Facility;

(iv)                              upfront fees, if any, in respect of the new commitments so established, shall be paid;

(v)                                 receipt of officer’s certificates, legal opinions and other supporting certificates and documents reasonably requested by the Administrative Agent confirming that loans, commitments and indebtedness under the Incremental Credit Facilities, and the liens and security interests relating thereto, are permitted under the Senior Notes Indenture, or successor indenture for any Senior Notes Refinancing Indebtedness; and

(vi)                              to the extent reasonably requested by the Administrative Agent, amendments to each of the Security Documents, if any, and related documents or agreements shall have been made, in each case in a manner reasonably satisfactory to the Administrative Agent.

In connection with establishment of any Incremental Credit Facility, (A) none of the Lenders or their affiliates shall have any obligation to provide commitments or loans for any Incremental Credit

Facility without their prior written approval, (B) neither the Administrative Agent nor the Arranger shall have any responsibility for arranging any such additional commitments without their prior written consent and subject to such conditions, including fee arrangements, as they may provide in connection therewith and (C) Schedule 2.01 will be deemed to be revised to reflect the Lenders, Loans, Commitments and pro rata shares after giving effect to the establishment of any Incremental Credit Facility.

(f)                                    Additional Conditions for Incremental Credit Facilities. Subject to Section 2.01(e), the Borrowers may establish Incremental Credit Facilities; provided that:

(i)                                     the sum of the Aggregate Revolving Committed Amounts plus the aggregate amount of the Term Loan A Commitments plus the aggregate principal amount of any other Incremental Credit Facility will not exceed TWO HUNDRED TWENTY MILLION DOLLARS ($220,000,000);

(ii)                                  such increase shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof, in the case of Revolving Commitments, and, in the case of Term Loan A Commitments, $25,000,000 and integral multiples of $5,000,000 in excess thereof;

(iii)                               any new lender providing additional commitments pursuant to this subsection must be reasonably acceptable to the Administrative Agent and, in the case of an increase in the Revolving Commitments, also to the L/C Issuers and the Swingline Lender, as appropriate;

(iv)                              lenders providing additional commitments pursuant to this subsection will provide a Lender Joinder Agreement and such other agreements reasonably acceptable to the Administrative Agent;

(v)                                 if any Revolving Loans or Term Loans, as appropriate, are outstanding at the time of any such increase, the Borrowers will make such payments and adjustments on the subject Loans (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment amounts and percentages; and

(vi)                              in the case of an increase in the amount of the Term Loan A after the first principal amortization payment date, adjustments will be made to the schedule of amortization payment provided in Section 2.05(c), as appropriate, to give effect thereto such that the interest in payments of principal, interest and other amounts will be made on the same basis as for the underlying Term Loan A such that the principal amortization payments made to the holders of the Term Loan A will be not less than that which was payable prior to giving effect to such Incremental Credit Facility.

2.02                        Borrowings, Conversions and Continuations.

(a)                                  Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon a Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) with respect to Eurodollar Rate Loans, three (3) Business Days prior to the requested date of, or (ii) with respect to Base Rate Loans, on the requested date of, any Borrowing, conversion or continuation.  Each telephonic notice by any Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower.  Except as provided in Sections 2.03(c) and 2.04(a), each Borrowing, conversion or continuation shall be in a principal amount of (i) with respect to Eurodollar Rate Loans, $5,000,000 or a whole multiple of

$1,000,000 in excess thereof or (ii) with respect to Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower’s request is with respect to Revolving Loans or the Term Loans, (ii) whether such request is for a Borrowing, conversion, or continuation, (iii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed, converted or continued, and (vi) if applicable, the duration of the Interest Period with respect thereto.  If a Borrower fails to specify a Type of Loan in a Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any  automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If a Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one month.

(b)                                 Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its pro rata share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if on the date of such Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the applicable Borrower(s) as provided above.

(c)                                  Except as otherwise provided herein, without the consent of the Required Lenders, (i) a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan and (ii) any conversion into, or continuation as, a Eurodollar Rate Loan may be made only if the conditions to Credit Extensions in Section 4.02 have been satisfied.  During the existence of a Default or Event of Default, (i) no Loan may be requested as, converted to or continued as a Eurodollar Rate Loan and (ii) at the request of the Required Lenders, any outstanding Eurodollar Rate Loan shall be converted to a Base Rate Loan on the last day of the Interest Period with respect thereto.

(d)                                 The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Borrowings, conversions and continuations of Revolving Loans, there shall not be more than eight Interest Periods in effect with respect to Revolving Loans.

(f)                                    After giving effect to all Borrowings, conversions and continuations of the Term Loan A, there shall not be more than five Interest Periods in effect with respect to the Term Loan A.

2.03        Additional Provisions with respect to Letters of Credit.

(a)           Obligation to Issue or Amend.

(i)            The L/C Issuer shall not issue any Letter of Credit, if:

(A)          the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the Lenders have approved such expiry date.

(ii)           The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which in each case the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000;

(D)          such Letter of Credit is to be denominated in a currency other than Dollars; or

(E)           a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Parent Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iii)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(iv)          The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)           The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of the applicable Borrower.  Such L/C Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.  Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)           Promptly after receipt of any L/C Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from a Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Commitment Percentage times the amount of such Letter of Credit.

(iii)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Parent Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Commitment Percentage thereof.  In such event, the Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Committed Amount and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this
Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to
Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by a Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(e)           Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the applicable Borrower will immediately notify the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.06 and Section 8.01 set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.06 and Section 8.01, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrowers hereby grant to the Collateral Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h)           Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the applicable Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i)            Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary of any Borrower, the Borrowers shall be obligated to reimburse the L/C Issuer for any and all drawings under such Letter of Credit.  The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of any Borrower’s Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ businesses derive substantial benefits from the businesses of such Subsidiaries.

(j)            Letter of Credit Fees.  The Borrowers shall pay Letter of Credit fees as set forth in Section 2.09.

(k)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04        Additional Provisions with respect to Swingline Loans.

(a)           Borrowing Procedures.  Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower.  Promptly after receipt by the Swingline Lender of any telephonic Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Loan Notice, make the amount of its Swingline Loan available to the applicable Borrower.

(b)           Refinancing.

(i)            The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Revolving Commitment Percentage of Swingline Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, the unutilized portion of the Aggregate Commitments or the conditions set forth in Section 4.02.  The Swingline Lender shall furnish the Parent Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Revolving Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)           If for any reason any Swingline Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(b)(i), the request for Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(b)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(b) by the time specified in Section 2.04(b)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 4.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that Swingline Lender has complied with the provisions of Section 2.04(a).  No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swingline Loans, together with interest as provided herein.

(c)           Repayment of Participations.

(i)            At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii)           If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swingline Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(d)           Interest for Account of Swingline Lender.  The Swingline Lender shall be responsible for invoicing the Parent Borrower for interest on the Swingline Loans.  Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Revolving Commitment Percentage of any Swingline Loan, interest in respect thereof shall be solely for the account of the Swingline Lender.

(e)           Payments Directly to Swingline Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

2.05        Repayment of Loans.

(a)           Revolving Loans.  The Borrowers shall repay to the Lenders the Outstanding Amount of Revolving Loans on the Revolving Termination Date.

(b)           Swingline Loans.  The Borrowers shall repay to the Swingline Lender the Outstanding Amount of the Swingline Loans on the earlier to occur of (i) the date of demand by the Swingline Lender (which shall be no fewer than ten (10) Business Days following the issuance date of such Swingline Loan) and (ii) the Revolving Termination Date.

(c)           Term Loan A.  The outstanding principal amount of the Term Loan A shall be repayable in consecutive quarterly installments on the dates set forth below, beginning on June 30, 2008 and ending on the Term Loan A Maturity Date, as follows (expressed in terms of percentage of original principal amount), unless accelerated sooner pursuant to Section 8.01:

Payment Date	Principal Amortization Payment Amount

June 30, 2008	$1,000,000
September 30, 2008	$1,000,000
December 31, 2008	$1,000,000
March 31, 2009	$1,000,000
June 30, 2009	$1,000,000
September 30, 2009	$1,000,000
December 31, 2009	$1,000,000
March 31, 2010	$1,000,000
June 30, 2010	$1,000,000
September 30, 2010	$1,000,000
December 31, 2010	$1,000,000
March 31, 2011	$1,000,000
June 30, 2011	$1,000,000
September 30, 2011	$1,000,000
December 31, 2011	$1,000,000
March 31, 2012	$1,000,000
June 30, 2012	$1,000,000
September 30, 2012	$1,000,000
December 31, 2012	$1,000,000
Term Loan A Maturity Date	$21,000,000 (together with any remaining unpaid principal and unpaid accrued interest)

2.06       Prepayments.

(a)          Voluntary Prepayments.  Except as otherwise expressly provided herein, the Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that:

(i)            in the case of Loans other than Swingline Loans, (A) notice thereof must be received by 11:00 a.m. by the Administrative Agent at least three (3) Business Days prior to the date of prepayment, in the case of Eurodollar Rate Loans, and one (1) Business Day prior to the date of prepayment, in the case of Base Rate Loans, (B) any such prepayment shall be a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof, in the case of Eurodollar Rate Loans and $500,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire remaining principal amount thereof, if less;

(ii)           in the case of Swingline Loans, (A) notice thereof must be received by the Swingline Lender by 1:00 p.m. on the date of prepayment (with a copy to the Administrative

Agent), and (B) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or any lesser amount that may be acceptable to the Swingline Lender);

(iii)          until the loans and obligations under the Senior Unsecured Credit Agreement have been paid in full and the commitments thereunder shall have expired or been terminated, voluntary prepayments may be made on or in respect of Revolving Loan Obligations only to the extent of creating $10,000,000 in availability under the Revolving Commitments (with any prepayments thereafter being made to the loans and obligations owing under the Senior Unsecured Credit Agreement and the Term Loans hereunder); and

(iv)          voluntary prepayments will not be made on the Term Loans hereunder, unless and until the loans and obligations under the Senior Unsecured Credit Agreement have been paid in full and the commitments thereunder terminated.

Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Types of Loans that are being prepaid.  The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein.  Prepayments of Eurodollar Rate Loans hereunder shall be accompanied by accrued interest on the amount prepaid and breakage or other amounts due, if any, under Section 3.05.

(b)           Mandatory Prepayments.

(i)            Revolving Commitments.  If at any time (A) the Outstanding Amount of Revolving Loan Obligations shall exceed the Aggregate Revolving Committed Amount, (B) the Outstanding Amount of L/C Obligations shall exceed the L/C Sublimit, or (C) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit, immediate prepayment will be made on or in respect of the Revolving Loan Obligations in an amount equal to such excess; provided, however, that, except with respect to clause (B), L/C Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans have been paid in full.

(ii)           Debt Transactions.  Prepayment will be made on the Loan Obligations in an amount equal to 100% of the Net Cash Proceeds from any Debt Transactions on the fifth Business Day following receipt thereof.

(iii)          Equity Transactions.  Prepayment will be made on the Loan Obligations in an amount equal to 100% of the Net Cash Proceeds from any Equity Transactions on the fifth Business Day following receipt thereof.

(c)           Application.  Within each Loan, prepayments will be applied first to Base Rate Loans, then to Eurodollar Rate Loans in direct order of Interest Period maturities.  In addition:

(i)            Voluntary Prepayments.  Voluntary prepayments shall be applied as specified by the Parent Borrower; provided that (A) voluntary prepayments on the Loan Obligations are subject to the limitations in clauses (iii) and (iv) of Section 2.06(a), and (B) partial prepayment of the Term Loans will be applied pro rata to remaining scheduled principal installments thereunder.

(ii)           Mandatory Prepayments.  Mandatory prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein; provided that:

(A)          Mandatory prepayments in respect of the Revolving Commitments under subsection (b)(i) above shall be applied to the respective Revolving Loan Obligations as appropriate.

(B)           Mandatory prepayments in respect of Debt Transactions under subsection (b)(ii), and Equity Transactions under subsection (b)(iii) shall be applied first, to the Senior Unsecured Credit Agreement until paid in full, second, pro rata to the Term Loans until paid in full, and then, third, to the Revolving Loan Obligations.  Mandatory prepayments on the Term Loans shall be applied to pro rata remaining principal amortization installments thereunder.

2.07        Termination or Reduction of Commitments.

(a)           Voluntary Reductions.  The Commitments hereunder may be permanently reduced in whole or in part by notice from the Parent Borrower to the Administrative Agent; provided that (i) any such notice thereof must be received by 1:00 p.m. at least three (3) Business Days prior to the date of reduction or termination and any such prepayment shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; and (ii) the Commitments may not be reduced to an amount less than the Loan Obligations then outstanding thereunder.  The Administrative Agent will give prompt notice to the Lenders of any such reduction in Commitments.  Any reduction of Commitments shall be applied ratably to the commitment of each Lender according to its commitment percentage thereof.  All commitment or other fees accrued with respect thereto through the Closing Date of any termination of Commitments shall be paid on the Closing Date of such termination.

(b)           Mandatory Reductions.  The Aggregate Revolving Committed Amount shall not be permanently reduced in connection with any prepayment on the Revolving Loan Obligations in respect of Debt Transactions under Section 2.06(b)(ii) and Equity Transactions under Section 2.06(b)(iii).

2.08        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Percentage; (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.

(b)           (i)            If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(ii)           If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iii)          Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall at the request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding with respect to any Loan Party under any Debtor Relief Law.

2.09        Fees.

(a)           Commitment Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage, a commitment fee equal to the Applicable Percentage of the actual daily amount by which the Aggregate Revolving Committed Amount exceeds the sum of (i) the Outstanding Amount of Revolving Loans plus (ii) the Outstanding Amount of L/C Obligations.  The commitment fee shall accrue at all times during the Commitment Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Termination Date.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.  For purposes hereof, Swingline Loans shall not be counted toward or be considered as usage of the Aggregate Revolving Committed Amount.

(b)           Letter of Credit Fees.

(i)            Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage a Letter of Credit fee for each Letter of Credit equal to the Applicable Percentage multiplied by the daily maximum amount available to be drawn under such Letter of Credit (the “Letter of Credit Fees”).  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand.  If there is any change in the Applicable Percentage during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(ii)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c)           Other Fees.

(i)            The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)           All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred sixty (360)-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred sixty-five (365)-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to
Section 2.11(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of the Parent Borrower or for any other reason, the Parent Borrower or the Lenders determine that (i) the Consolidated Senior Secured Leverage Ratio as calculated by the Parent Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Senior Secured Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders and/or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(j), 2.08(b), 2.09 or under Section 8.01.  The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11        Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its pro rata share of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.  Subject to the definition of “Interest Period”, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligation of the Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Allocation of Funds.  If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other counsel, to the extent payable pursuant to Section 10.04, and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12        Sharing of Payments By Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than to the Borrowers or any of their Subsidiaries (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13        Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to the Administrative Agent a Note for such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.14        Joint and Several Liability.

(a)           Each Borrower accepts joint and several liability hereunder in consideration of the financial accommodation to be provided by the Administrative Agent and the Lenders under this Credit Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each Borrower.

(b)           Each Borrower shall be jointly and severally liable for all Obligations (whether or not borrowed by a Borrower), regardless of which Borrower actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent or any

Lender accounts for such Credit Extensions on its books and records.  Each Borrower’s obligations with respect to Credit Extensions made to it, and each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Credit Extensions made to and other Obligations owing by the other Borrowers hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.

(c)           Each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Credit Extensions made to and other Obligations owing by the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing the obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent or any Lender, (iv) the failure by the Administrative Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the obligations of any other Borrower, (v) the Administrative Agent’s or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as Debtor In Possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of the Administrative Agent’s or any Lender’s claim(s) for the repayment of the obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower.  With respect to each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Credit Extensions made to the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full (excluding contingent indemnification obligations that shall survive the termination of this Credit Agreement) and this Credit Agreement and the other Loan Documents shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Obligations or any other liability of any Borrower to the Administrative Agent or any Lender.

(d)           Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent and the Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations.  Each Borrower consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrowers or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrowers or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If the Borrowers or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including, but not limited to, both United States Federal backup withholding and any withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such Indemnified Taxes or Other Taxes been due.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)           Tax Indemnifications.  (i) Without limiting the provisions of subsection (a) or (b) above, the Borrowers shall, and do hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrowers or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrowers shall also, and do hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrowers and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses

(including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent) incurred by or asserted against the Borrowers or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrowers or the Administrative Agent pursuant to subsection (e).  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Credit Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments.  Upon request by the Borrowers or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrowers or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrowers shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrowers, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.  (i) Each Lender shall deliver to the Borrowers and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Credit Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if any Borrower is resident for tax purposes in the United States,

(A)          any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to such Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)           each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of such Borrower or the

Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)            executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)           executed originals of Internal Revenue Service Form W-8ECI,

(III)         executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN, or

(V)           executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)                             Each Lender shall promptly (A) notify such Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that such Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)            Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer

to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02        Illegality.  If any Change in Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates.  If the Required Lenders reasonably determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan , or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer reasonably determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06          Mitigation Obligations; Replacement of Lenders.

(a)             Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrowers hereby agree to pay all reasonable and documented costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)             Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07          Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions to Initial Credit Extensions.

The obligation of each Lender and the L/C Issuer to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           Executed Loan Documents.  The Administrative Agent’s receipt of counterparts of this Credit Agreement, the Notes requested by the Lenders, the Collateral Questionnaire, Collateral Agreement and the Mortgages, in each case, dated as of the Closing Date, duly executed by a Responsible Officer of each Loan Party party thereto and by each Lender party thereto, and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(b)           Organization Documents, Etc.  The Administrative Agent’s receipt of a duly executed certificate of a Responsible Officer of each Loan Party, in form and substance satisfactory to the Administrative Agent and the Lenders, attaching each of the following documents and certifying that each is true, correct and complete and in full force and effect as of the Closing Date:

(i)            Charter Documents.  Copies of its articles or certificate of organization or formation, certified to be true, correct and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization or formation;

(ii)           Bylaws.  Copies of its bylaws, operating agreement or partnership agreement;

(iii)          Resolutions.  Copies of its resolutions approving and adopting the Loan Documents to which it is party, the transactions contemplated therein, and authorizing the execution and delivery thereof;

(iv)          Incumbency.  Incumbency certificates identifying the Responsible Officers of such Loan Party that are authorized to execute Loan Documents and to act on such Loan Party’s behalf in connection with the Loan Documents; and

(v)           Good Standing Certificates.  Certificates of good standing or the equivalent from its jurisdiction of organization or formation and from each other jurisdiction where failure to be in good standing would reasonably be expected to have a Material Adverse Effect, in each case certified as of a recent date by the appropriate Governmental Authority.

(c)           Opinions of Counsel.  The Administrative Agent’s receipt of duly executed opinions of counsel to the Loan Parties, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent and the Lenders.

(d)           Financial Statements.  The Administrative Agent’s receipt of each of the following:

(i)            The audited consolidated balance sheets of (A) the Consolidated Group and (B) Automatic Laundry and its Subsidiaries, in each case for the fiscal years ended December 31, 2005 and December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal years (including the notes thereto), prepared in accordance with GAAP; and

(ii)           (A) The audited consolidated and consolidating financial statements of the Consolidated Group and (B) the unaudited consolidated financial statements of Automatic Laundry and its Subsidiaries, in each case for the fiscal quarters ended December 31, 2007, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarters, prepared in accordance with GAAP.

(e)           Officer Certificates.  The Administrative Agent’s receipt of a certificate or certificates of a Responsible Officer of the Parent Borrower, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent, certifying each of the following:

(i)            Consents.  No material consents, material licenses or material approvals are required in connection with the execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party, other than as are in full force and effect and, to the extent requested by the Administrative Agent, are attached thereto;

(ii)           Material Adverse Effect.  There has been no event or circumstance since the date of the audited financial statements for the fiscal year ending December 31, 2007 that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(iii)          Financial Statements.  The annual and quarterly financial statements of the Consolidated Group delivered to the Administrative Agent pursuant to Section 4.01(d) hereof (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (B) fairly present the financial condition of the Consolidated Group as of the date thereof and the results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (and with respect to such quarterly statements, subject to the absence of footnotes and to normal year-end audit adjustments) and (C) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness; and

(iv)          Financial Covenant Calculations.  The calculations demonstrating that as of the Closing Date (A) the Consolidated Total Leverage Ratio is not greater than 4.15:1.0 and (B) the Consolidated Senior Secured Leverage Ratio is not greater than 2.15:1.0, in each case after giving effect on a Pro Forma Basis to the Automatic Laundry Acquisition and the initial Credit Extensions hereunder.

(f)            Personal Property Collateral.  The Collateral Agent’s receipt of the following, each in form and substance satisfactory to the Collateral Agent:

(i)            Lien Priority.  Evidence that (A) the Collateral Agent, on behalf of the Lenders, holds a perfected, first priority Lien on all Collateral and (B) none of the Collateral is subject to any Liens (other than Permitted Liens);

(ii)           UCC Financing Statements.  Such UCC financing statements as are necessary or appropriate, in the Collateral Agent’s discretion, to perfect the security interests in the Collateral;

(iii)          Intellectual Property.  Such patent, trademark and copyright notices and recordations as are necessary or appropriate, in the Collateral Agent’s discretion, to perfect the security interests in the Loan Parties’ IP Rights;

(iv)          Equity Interests.  Original certificates evidencing the Equity Interests pledged pursuant to the Security Documents (to the extent any such Equity Interests are certificated), together with undated stock transfer powers executed in blank;

(v)           Promissory Notes.  Original promissory notes evidencing intercompany loans or advances owing to any Loan Party by any Subsidiary of the Parent Borrower, together with undated allonges executed in blank; and

(g)           Acquisition of Automatic Laundry.  The Administrative Agent’s receipt of (i) an officer’s certificate in form an substance reasonably satisfactory to the Administrative Agent with a certified copy of (A) the Automatic Laundry Acquisition Agreement and (B) the Seller Subordinated Note, in each case with all amendments, modifications, supplements and attachments, (ii) confirmation that there have been no material modifications to the Automatic Laundry Acquisition Agreement, except as approved by the Arranger, (iii) confirmation that the Automatic Laundry Acquisition has been, or contemporaneously with the closing and initial funding under this Credit Agreement, will be consummated in accordance with the terms of the Automatic Laundry Acquisition Agreement and in compliance in all material respects with applicable Laws and regulatory approvals, and (iv) confirmation that the purchase price is not greater than $116,500,000 (without giving effect to any purchase price adjustments).

(h)           Evidence of Insurance.  The Collateral Agent’s receipt of copies of insurance certificates  with respect to all insurance required to be maintained pursuant to the Loan Documents identifying the Collateral Agent as Lender’s loss payee, with respect to flood hazard and casualty insurance, and as additional insured, with respect to liability insurance.

(i)            Original Credit Agreement.  The Administrative Agent’s receipt of evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the Original Credit Agreement has been (or concurrently with the Closing Date is being) terminated and all Liens securing obligations under the Original Credit Agreement have been (or concurrently with the Closing Date are being) released.

(j)            Senior Unsecured Credit Agreement.  The Administrative Agent’s receipt of a copy of the Senior Unsecured Credit Agreement as originally executed and delivered, together with all exhibits and schedules thereto, in form and substance satisfactory to the Administrative Agent and the Lenders and certified by a Responsible Officer of the Parent Borrower as true and complete.

(k)           Fees and Expenses.  All fees and expenses (including, unless waived by the Administrative Agent, all reasonable fees, expenses and disbursements of any law firm or other counsel to the extent payable pursuant to the Loan Documents) required to be paid pursuant to the Fee Letter and this Credit Agreement on or before the Closing Date shall have been paid.

Without limiting the generality of the provisions of the last paragraph of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02        Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrowers and each other Loan Party contained in Article VI, any other Loan Document or any Loan Notice furnished at any time under or in connection herewith or therewith, shall be true and correct (i) to the extent such representation or warranty is modified or qualified based on the terms “materially” or “material” or by reference to the term “Material Adverse Effect”, in any respect and (ii) to the extent such representation or warranty is not so modified or qualified, in any material respect on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct (A) to the extent such representation or warranty is modified or qualified based on the terms “materially” or “material” or by reference to the term “Material Adverse Effect”, in any respect and (B) to the extent such representation or warranty is not so modified or qualified, in any material respect as of such earlier date.

(b)           No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by any Borrower shall be deemed to be a representation and warranty by all Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Lenders that:

5.01        Organization; Powers.  Each of the Parent Borrower and the Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, have all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and are in good standing in, every jurisdiction where such qualification is required for the conduct of its business.

5.02        Authorization; Enforceability.  The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other action and, if required, stockholder action.  This Credit Agreement has been duly executed and delivered by each of the Borrowers and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrowers or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.03        Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any requirement of Law applicable to the Parent Borrower or any Subsidiary, (c) will not violate or result in a default under any material indenture (including, without limitation, the Senior Note Documents), material agreement or other material instrument binding upon the Parent Borrower or any Subsidiary or their assets, or give rise to a right thereunder to require any payment to be made by the Parent Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent Borrower or any Subsidiary, except Liens created under the Loan Documents.

5.04        Financial Condition; No Material Adverse Change.  (a)  The Parent Borrower has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 31, 2005, December 31, 2006 and December 31, 2007, reported on by PricewaterhouseCoopers LLP, independent public accountants.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Consolidated Group as of such dates and for such periods in accordance with GAAP consistently applied.

(b)           Except as disclosed in the financial statements referred to above or the notes thereto, none of the Parent Borrower or the Subsidiaries has, as of the Closing Date, any material direct or contingent liabilities, unusual long-term commitments or unrealized losses.

(c)           No event, change or condition has occurred that has had, or could reasonably be expected to have, a materially adverse effect on the business, operations, properties, assets, condition (financial or otherwise), liabilities or prospects of the Parent Borrower and the Subsidiaries, taken as a whole, whether or not covered by insurance, since December 31, 2007.

5.05        Properties.  (a)  Each of the Parent Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Mortgaged Properties), except for (i) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes and (ii) leaseholds subject to all superior title matters and all matters which encumber the landlord’s or ground lessor’s interest.

(b)           Each of the Parent Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Parent Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)           Schedule 5.05 sets forth the address of each real property that is owned or leased by the Parent Borrower or any Subsidiary (other than addresses of the locations to which the Laundry Facility Agreements relate and identifying each Mortgaged Property) as of the Closing Date.

5.06        Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent Borrower, threatened against the Parent Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b)           Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Parent

Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

5.07        Compliance with Laws and Agreements.

(a)           Each of the Parent Borrower and the Subsidiaries is in compliance with all requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           The loans and other obligations under this Credit Agreement, and the Liens securing such loans and other obligations, are permitted under the Senior Note Indenture (and the other Senior Note Documents to the extent such documents are in effect).

5.08        Use of Proceeds.  The proceeds of the Term Loan A and Revolving Loans made on the Closing Date shall be used to finance the Automatic Laundry Acquisition and to repay all Loans and other amounts outstanding under the Original Credit Agreement, if any, on the Closing Date in accordance with Section 2.11 of the Original Credit Agreement.  Thereafter, the proceeds of the Revolving Loans and Swingline Loans will be used only for working capital and lawful corporate purposes (including Permitted Acquisitions and capital expenditures).  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X.  Letters of Credit will be used only for lawful corporate purposes.

5.09        Taxes.  Each of the Parent Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.10        ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.

5.11        Disclosure.  The Borrowers have disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which the Parent Borrower or any Subsidiary is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party by its agents to the Administrative Agent in connection with the negotiation of this Credit Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains, when taken as a whole, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date.

5.12        Subsidiaries.  Schedule 5.12 sets forth the name of, and the ownership interest of the Parent Borrower in, each Subsidiary of the Parent Borrower and identifies each Subsidiary that is a Loan Party, in each case as of the Closing Date.

5.13        Insurance.  Schedule 5.13 sets forth a description of all insurance maintained by or on behalf of the Parent Borrower and the Subsidiaries as of the Closing Date.  As of the Closing Date, all premiums in respect of such insurance have been paid.  The Borrowers believe that the insurance maintained by or on behalf of the Parent Borrower and the Subsidiaries is adequate.

5.14        Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against the Parent Borrower or any Subsidiary pending or, to the knowledge of the Parent Borrower, threatened.  The hours worked by and payments made to employees of the Parent Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  All payments of a material amount due from the Parent Borrower or any Subsidiary, or for which any reasonably foreseeable claim may be made against the Parent Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits (other than routine claims for benefits), have been paid or accrued as a liability on the books of the Parent Borrower or such Subsidiary.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent Borrower or any Subsidiary is bound.

5.15        Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date, (a) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Loan Parties will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Loan Parties will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

5.16        Margin Regulations; Investment Company Act.

(a)           The Loan Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of the Loan Parties, any Person “controlling” (as such term is defined under the Investment Company Act of 1940) a Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.17        Taxpayer Identification Number; Other Identifying Information.

The true and correct U.S. taxpayer identification number, if any, of each Borrower is set forth on Schedule 5.17.

5.18        Personal Property Collateral.

The Collateral Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties (as defined in the Collateral Agreement), a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when UCC financing statements (or other appropriate notices) in appropriate form are duly filed at the locations identified in the Collateral Agreement or to the Collateral Agent in writing, the Collateral Agreement shall create a fully perfected first priority Lien (subject only to Permitted Liens) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Lien (other than Permitted Liens).

5.19        Pledged Collateral.

The Collateral Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties (as defined in the Collateral Agreement), a legal, valid and enforceable security interest in the Pledged Collateral as defined and identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law), and the Collateral Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such collateral, in each case prior and superior in right to any other Lien (a) with respect to any such collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such collateral is delivered to the Collateral Agent with duly executed stock powers with respect thereto, (b) with respect to any such collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the UCC) is established by the Collateral Agent over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (c) with respect to any such collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor.

5.20        Mortgages.

Each of the Mortgages, if any, is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties (as defined in the Collateral Agreement), a legal, valid and enforceable security interest in the Mortgaged Properties identified therein in conformity with applicable Law, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when the Mortgages and UCC financing statements in appropriate form are duly recorded at the locations identified in the Mortgages, and recording or similar taxes, if any, are paid, the Mortgages shall constitute a fully perfected first priority Lien (subject only to Permitted Liens) on, and security interest in, all right, title and interest of the grantors thereunder in such Mortgaged Properties, in each case prior and superior in right to any other Lien (other than Permitted Liens).

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated and all L/C Borrowings shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:

6.01        Financial Statements and Other Information.  The Borrowers will furnish to the Administrative Agent on behalf of each Lender:

(a)           within 90 days after the end of each fiscal year of the Parent Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Consolidated Group on a consolidated basis in accordance with GAAP consistently applied;

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Consolidated Group on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.12 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Parent Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)           concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under Section 7.12 and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)           within 45 days after the commencement of each fiscal year of the Parent Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(f)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Borrower or any Subsidiary with the SEC or with any national securities exchange, as the case may be; and

(g)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

6.02        Notices of Material Events.  The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of an executive officer or the Parent Borrower or any Subsidiary or a Financial Officer, affecting the Borrowers or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent Borrower and its Subsidiaries in an aggregate amount exceeding $300,000; and

(d)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

The Loan Parties hereby acknowledge that the Administrative Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, the “Loan Party Materials”) by posting the Loan Party Materials on IntraLinks or another similar electronic system (the “Platform”) and that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Loan Parties or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Loan Parties hereby agree that (1) all Loan Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof); (2) by marking the Loan Party Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Loan Party Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws; (3) all Loan Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (4) the Administrative Agent shall be entitled to treat any Loan Party

Materials that are not designated “PUBLIC” as being suitable only for posting on a portion of the Platform that is not marked as “Public Side Information”.

6.03        Information Regarding Collateral.  (a)  The Borrowers will furnish to the Collateral Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of incorporation or organization of any Loan Party or (iii) in any Loan Party’s organizational identification number.  The Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The Borrowers also agree promptly to notify the Collateral Agent if any substantial portion of the Collateral is damaged or destroyed.

(b)           Each year, at the time of delivery of financial statements pursuant to Section 6.01, the Borrowers shall deliver to the Collateral Agent a certificate of a Financial Officer or chief legal officer of the Parent Borrower setting forth the information required pursuant to the Collateral Questionnaire or confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section.

6.04        Existence; Conduct of Business.  The Parent Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03 or any sale, transfer, lease or other disposition permitted under Section 7.05.

6.05        Payment of Obligations.  The Parent Borrower will, and will cause each Subsidiary to, pay its Material Indebtedness and other material obligations, including tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.06        Maintenance of Properties.  The Parent Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

6.07        Insurance.  The Parent Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents.  The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

6.08        Casualty and Condemnation.  The Borrowers (a) will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of or any material interest in the Collateral under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Security Documents.

6.09        Books and Records; Inspection and Audit Rights.  The Parent Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Parent Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, however, that unless an Event of Default has occurred and is continuing, the Borrowers shall not be responsible for the cost of more than one such visit by the Administrative Agent per calendar year.

6.10        Compliance with Laws.  The Parent Borrower will, and will cause each of its Subsidiaries to, comply with all requirements of Law (including Environmental Law) applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.11        Use of Proceeds and Letters of Credit.  The proceeds of the Loans made on the Closing Date shall be used to finance the Automatic Laundry Acquisition and to repay all Loans and other amounts outstanding under the Original Credit Agreement, if any, on the Closing Date.  Thereafter, the proceeds of the Revolving Loans and Swingline Loans will be used only for working capital and lawful corporate purposes (including Permitted Acquisitions and capital expenditures).  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  Letters of Credit will be used only for lawful corporate purposes.

6.12        Collateral and Guarantee Requirement.

(a)           Additional Domestic Subsidiaries.  The Parent Borrower will give prompt notice to the Administrative Agent of the formation or acquisition of any Subsidiary after the Closing Date, and cause each Domestic Subsidiary to become a Guarantor hereunder, and otherwise meet the Collateral and Guarantee Requirement hereunder, by execution and delivery of a supplement or joinder agreement to the Collateral Agreement within thirty days (30) of formation or acquisition, together with certified copies of resolutions, organizational documents, incumbency and officer’s certificates and legal opinions, in form and substance reasonably satisfactory to the Administrative Agent in each case within thirty (30) days of formation or acquisition (or such longer period agreed to by the Administrative Agent in its reasonable discretion).

(b)           Foreign Subsidiaries.  The Parent Borrower will not form or acquire Foreign Subsidiaries without the prior written consent of the Administrative Agent and the Required Lenders.

(c)           Further Assurances (General).  The Parent Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.  The Borrowers also agree to provide the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the

Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(d)           Further Assurances (Specific).  If any material assets (including any real property or improvements thereto or any interest therein) are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien of the Collateral Agreement upon acquisition thereof), the Borrowers will notify the Collateral Agent and the Lenders thereof, and, if requested by the Collateral Agent or the Required Lenders, the Borrowers will cause the Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section above, all at the expense of the Loan Parties.

(e)           Post-Closing Perfection of Certain Collateral.  Within (i) ninety (90) days after the Closing Date (or such extended period of time as reasonably agreed to by the Collateral Agent), to the extent not delivered on or prior to the Closing Date, the Borrowers shall deliver to the Collateral Agent (a) the landlord consents, estoppel letters or waivers in respect of Collateral held on leased premises as required under clause (f) of the definition of “Collateral and Guarantee Requirement” and (b) Deposit Account Control Agreements (as defined in the Collateral Agreement) required by the Collateral Agent to be delivered pursuant to Section 4.04(b) of the Collateral Agreement, in each case as may be obtained by the Loan Parties using commercially reasonable efforts and (ii) two (2) days after the Closing Date (or such extended period of time as reasonably agreed to by the Collateral Agent), to the extent not delivered on or prior to the Closing Date, the Borrowers shall deliver to the Collateral Agent all outstanding Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank required under clause (b) of the definition of “Collateral and Guarantee Requirement”.

6.13        Interest Rate Protection.

Enter into, within sixty (60) days of the Closing Date, and maintain one or more Swap Agreements on such terms as shall be reasonably satisfactory to the Administrative Agent, the effect of which shall be to fix or limit the interest cost for a period of three (3) years from the Closing Date with a notional amount equal to $40,000,000.

ARTICLE VII

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated and all L/C Borrowings shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:

7.01        Indebtedness; Certain Equity Securities.  (a)  The Parent Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)            Indebtedness created or existing under this Credit Agreement and the other Loan Documents;

(ii)           Indebtedness created or existing under the Senior Unsecured Loan Documents in an aggregate principal amount not to exceed $15,000,000;

(iii)          Indebtedness existing on the date hereof and set forth in Schedule 7.01 and extensions, renewals and replacements of any such Indebtedness; provided that such extending, renewal or replacement Indebtedness (A) shall not be Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or replaced, (B) shall not be in a principal amount that exceeds the principal amount of Indebtedness being extended, renewed or replaced (plus accrued interest and premium thereon and fees and expenses related to such extensions, renewals and replacements thereof), (C) shall not have an earlier maturity date or decreased weighted average life than the Indebtedness being extended, renewed or replaced and (D) shall be subordinated to the Obligations on the same terms as the Indebtedness being extended, renewed or replaced;

(iv)          intercompany Indebtedness between and among members of the Consolidated Group to the extent permitted by Section 7.04; provided that Indebtedness of any Borrower to any Subsidiary (other than another Borrower) and Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(v)           Guarantees by members of the Consolidated Group in respect of Indebtedness otherwise permitted hereunder; provided that Guarantees by the Parent Borrower or any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 7.04, (C) Guarantees permitted under this clause (v) shall be subordinated to the Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations and (D) neither the Senior Notes nor any Senior Notes Refinancing Indebtedness shall be Guaranteed by any Subsidiary, unless such Subsidiary is a Loan Party that has Guaranteed the Obligations pursuant to the Collateral Agreement;

(vi)          Indebtedness of the Parent Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (plus accrued interest and premium thereon); provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $10,000,000 at any time outstanding;

(vii)         (A) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (1) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (2) the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $3,000,000 at any time outstanding (excluding Capital Lease Obligations under leases for vehicles) and (B) any refinancings, renewals and replacements of any such Indebtedness pursuant to the preceding clause (A) that do not increase the outstanding principal amount (plus accrued interest and premium and fees and expenses related to such refinancings, renewals and replacements thereof) thereof;

(viii)        other unsecured Indebtedness in an aggregate principal amount not exceeding $1,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of the Subsidiaries that are not Loan Parties permitted by this clause (viii) shall not exceed $500,000 at any time outstanding;

(ix)           Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(x)            Indebtedness of the Parent Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, in each case provided in the ordinary course of business;

(xi)           Indebtedness in respect of Swap Agreements permitted by Section 7.07;

(xii)          (A) the Senior Notes in an aggregate principal amount not to exceed $225,000,000 and (B) Senior Notes Refinancing Indebtedness; and

(xiii)         (A) the Seller Subordinated Note in an initial aggregate principal amount not to exceed $10,000,000 and (B) Seller Subordinated Note Refinancing Indebtedness; and

(b)           The Parent Borrower will not, and will not permit any Subsidiary to, issue preferred Equity Interests, except for (i) any preferred Equity Interest issued pursuant to the Shareholders Rights Plan and (ii) any preferred Equity Interest, the proceeds of which are used to prepay any amounts outstanding under this Credit Agreement, the other Loan Documents and the Senior Unsecured Loan Documents.

7.02        Liens.  The Parent Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created or existing under the Loan Documents;

(b)           Permitted Encumbrances;

(c)           any Lien on any property or asset of the Parent Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 7.02; provided that (i) such Lien shall not apply to any other property or asset of the Parent Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus accrued interest and premium thereon and fees and expenses related to such extension, renewal or replacement thereof);

(d)           any Lien existing on any property or asset prior to the acquisition thereof by the Parent Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary;

provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus accrued interest and premium thereon and fees and expenses related to such extension, renewal or replacement thereof);

(e)           Liens on fixed or capital assets acquired, constructed or improved by the Parent Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (vi) or (vii) of Section 7.01(a), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the lesser of the cost of acquiring, constructing or improving such fixed or capital asset or its fair market value at the time such security interest attaches, and in any event, such Indebtedness does not exceed the amount of Indebtedness permitted under Section 7.01(a)(vi) or (vii), and (iv) such security interests shall not apply to any other property or assets of the Parent Borrower or any Subsidiary;

(f)            Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon; and

(g)           Liens granted by a Subsidiary that is not a Loan Party in favor of the Parent Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary.

7.03        Fundamental Changes.

(a)           The Parent Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into a Borrower in a transaction in which a Borrower is the surviving corporation, (ii) any Subsidiary (other than a Borrower) may merge into any Subsidiary (other than a Borrower) in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Loan Party) is a Loan Party and (iii) any Subsidiary (other than a Loan Party) may liquidate or dissolve if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.04.

(b)           The Parent Borrower will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent Borrower and the Subsidiaries on the Closing Date and businesses reasonably related thereto.

7.04        Investments, Loans, Advances, Guarantees and Acquisitions.  The Parent Borrower will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)           Permitted Investments;

(b)           Permitted Acquisitions; provided that (i) all of the obligations under the Senior Unsecured Credit Agreement have been paid in full and the commitments thereunder have been terminated and (ii) the aggregate cash consideration for such Permitted Acquisitions, which shall be deemed to include (A) any amounts actually paid pursuant to any post-closing payment adjustments, earn-outs or non-compete payments and (B) the principal amount of Indebtedness that is assumed pursuant to Section 7.01(a)(vi) or otherwise incurred in connection with such Permitted Acquisition, shall not exceed $60,000,000 for any period of four consecutive fiscal quarters and $120,000,000 in the aggregate since the Closing Date plus, in each case (without duplication) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Permitted Acquisition (which amount shall not exceed the purchase price paid (including the principal amount of Indebtedness assumed pursuant to Section 7.01(a)(vi) in connection therewith) in respect of such Permitted Acquisition);

(c)           investments existing on the date hereof and set forth on Schedule 7.04;

(d)           investments by the Parent Borrower and its Subsidiaries in Equity Interests in their respective Subsidiaries; provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in the definition of “Collateral and Guarantee Requirement”) and (ii) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (ii) to the proviso to subsection (e) hereof and outstanding Guarantees permitted under the proviso to subsection (g) hereof) shall not exceed $500,000 at any time outstanding (in each case determined without regard to any write-down or write-offs);

(e)           loans or advances made by the Parent Borrower to any Subsidiary and made by any Subsidiary to the Parent Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with investments permitted under clause (ii) of subsection (d) hereof and outstanding Guarantees permitted under the proviso to subsection (g) hereof shall not exceed $500,000 at any time outstanding (in each case determined without regard to any write-down or write-offs);

(f)            loans or advances to employees made in the ordinary course of business of the Parent Borrower or a Subsidiary not exceeding $250,000 in the aggregate outstanding at any time; provided that no such advances to any single employee shall exceed $100,000 in the aggregate outstanding (determined without regard to any write-downs or write-offs of such loans or advances);

(g)           Guarantees constituting Indebtedness permitted by Section 7.01; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with investments permitted under clause (ii) of Section 7.04(d) and outstanding intercompany loans permitted under clause (ii) to the proviso to

Section 7.04(e)) shall not exceed $500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(h)           investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(i)            investments in the form of Swap Agreements permitted by Section 7.07;

(j)            investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(k)           investments received in connection with the dispositions of assets permitted by Section 7.05;

(l)            the Automatic Laundry Acquisition shall be permitted in accordance with the terms of the Automatic Laundry Acquisition Agreement;

(m)          investments made to the extent permitted by Section 7.03; and

(n)           other investments, loans and advances by the Parent Borrower or any Subsidiary in an aggregate amount, as valued at cost at the time each such investment is made and including all related commitments for future advances, not exceeding $250,000 in the aggregate for all such investments made from and after the Closing Date plus an amount equal to any returns of capital actually received in cash in respect of any such investments (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made).

7.05        Asset Sales.  The Parent Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Parent Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary, except:

(a)           sales, transfers and other dispositions of (i) inventory, (ii) used or surplus equipment and (iii) Permitted Investments in the ordinary course of business;

(b)           sales, transfers and other dispositions to the Parent Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Sections 7.04 and 7.09;

(c)           sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(d)           sales, transfers and other dispositions of property to the extent such property constitutes an investment permitted by clauses (a), (h), (i) and (k) of Section 7.04;

(e)           sale and leaseback transactions permitted by Section 7.06;

(f)            dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(g)           sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary (other than a Borrower) are sold) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (g) shall not exceed $5,000,000; and

(h)           each of the Parent Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons to the extent such grant does not materially interfere with the conduct of business of the Parent Borrower or any of its Subsidiaries;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b), (c) and (f) above) shall be made for fair value and (other than those permitted by clause (b)) for at least 75% cash consideration.

7.06        Sale and Leaseback Transactions.  The Parent Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Parent Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

7.07        Swap Agreements.  The Parent Borrower will not, and will not permit any of the Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Parent Borrower or any Subsidiary has actual exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Parent Borrower or any of its Subsidiaries) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rate, from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Parent Borrower or any Subsidiary.

7.08        Restricted Payments; Certain Payments of Indebtedness.  (a)  The Parent Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (ii) the Parent Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock and (iii) the Parent Borrower may make Restricted Payments, not exceeding $6,000,000 during any fiscal year, provided that the total of all Restricted Payments made since December 31, 2007 may not exceed the sum of (A) $3,212,500 plus (B) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from December 31, 2007 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit).

(b)           The Parent Borrower will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)            payment of Indebtedness created under (A) the Senior Unsecured Credit Agreement and (B) this Credit Agreement and the Loan Documents;

(ii)           scheduled payments of principal or interest with respect to Indebtedness to the extent permitted by Section 7.01;

(iii)          payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(iv)          prepayments in respect of Capital Lease Obligations in the ordinary course of business; and

(v)           prepayments of the Seller Subordinated Note (by way of set-off or otherwise) or any Seller Subordinated Note Refinancing Indebtedness; provided that no such prepayments shall be permitted until all of the obligations under the Senior Unsecured Credit Agreement have been paid in full and the commitments thereunder have been terminated.

7.09        Transactions with Affiliates.  The Parent Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business and at prices and on terms and conditions not less favorable to the Parent Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Parent Borrower and the Loan Parties not involving any other Affiliate, (c) any investment permitted by Section 7.04(d) and (e), (d) any Indebtedness permitted under Section 7.01(a)(iv), (e) loans or advances to employees permitted under Section 7.04, (f) the payment of reasonable fees to directors of the Parent Borrower or any Subsidiary who are not employees of the Parent Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Parent Borrower or its Subsidiaries in the ordinary course of business, (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Parent Borrower’s Board of Directors, (h) employment and severance arrangements entered into in the ordinary course of business and approved by the Parent Borrower’s Board of Directors between the Parent Borrower or any Subsidiary and any employee thereof and (i) any Restricted Payment permitted by Section 7.08.

7.10        Restrictive Agreements.  The Parent Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Parent Borrower or any other Subsidiary or to Guarantee Indebtedness of the Parent Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by the Senior Unsecured Credit Agreement or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Closing Date identified on Schedule 7.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by (A) any agreement relating to secured Indebtedness permitted by this Credit Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (B) any Senior Notes Documents and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

7.11        Amendment of Material Documents.  The Parent Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational documents to the extent adverse to the Lenders, (b) any Senior Notes Documents, except to the extent permitted by the definition of “Senior Notes Refinancing Indebtedness” or (c) any Seller Subordinated Note Documents, except to the extent permitted by the definition of “Seller Subordinated Note Refinancing Indebtedness”.

7.12        Financial Covenants.

(a)           Consolidated Total Leverage Ratio.  As of the end of each fiscal quarter of the Parent Borrower, the Consolidated Total Leverage Ratio will be not greater than:

Period	Maximum Consolidated Total Leverage Ratio
Closing Date through June 30, 2009	4.5:1.0
July 1, 2009 and thereafter	4.25:1.0

(b)           Consolidated Senior Secured Leverage Ratio.  As of the end of each fiscal quarter of the Parent Borrower, the Consolidated Senior Secured Leverage Ratio will be not greater than 2.5:1.0.

(c)           Consolidated Cash Flow Coverage Ratio.  As of the end of each fiscal quarter of the Parent Borrower, the Consolidated Cash Flow Coverage Ratio will be not less than 1.2:1.0.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a)           the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Credit Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Parent Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect (i) to the extent such representation or warranty is modified or qualified based on the terms “materially” or “material” or by reference to the term “Material Adverse Effect”, in any respect and (ii) to the extent such representation or warranty is not so modified or qualified, in any material respect, in each case when made or deemed made;

(d)           the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, 6.03 or 6.04 (with respect to the existence of the Borrowers) or 6.11 or in Article VII;

(e)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the request of any Lender);

(f)            the Parent Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount, but in any case after any applicable grace period) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Parent Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Parent Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $2,500,000 shall be rendered against the Parent Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent Borrower or any Subsidiary to enforce any such judgment;

(l)            an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent Borrower and its Subsidiaries in an aggregate amount exceeding (i) $625,000 in any year or (ii) $1,250,000 for all periods;

(m)          any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, having a value in excess of $625,000, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes and failure to file continuation statements or other instruments delivered to it under the Collateral Agreement;

(n)           any Loan Document shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any party thereto;

(o)           the Guarantees of the Obligations by Parent Borrower and the Loan Parties pursuant to the Collateral Agreement shall cease to be in full force and effect (other than in accordance with the terms of the Loan Documents) or shall be asserted by Parent Borrower or any Loan Party not to be in effect or not to be legal, valid and binding obligations;

(p)           a Change in Control shall occur; or

(q)           the occurrence of an “Event of Default” (or any comparable term) under, and as defined in, the Senior Unsecured Loan Documents;

then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable) and require Cash Collateral to be provided in an amount equal to the Outstanding Amount of L/C Obligations, and thereupon the principal of the Loans so declared to be due and payable and Cash Collateral for the L/C Obligations shall be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

8.02        Application of Funds.

After the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, pro rata to the payment of that portion of the Obligations hereunder constituting fees, indemnities, expenses and other amounts (including all reasonable fees, expenses and disbursements of any law firm or other counsel to the extent payable under Section 10.04 and amounts payable under Article III) payable to the Collateral Agent in its capacity as such, including all amounts incurred in the execution of its duties as collateral agent and the exercise of rights and remedies in respect of the collateral to the extent payable under the Loan Documents;

Second, pro rata to payment of that portion of the Obligations hereunder constituting fees, indemnities, expenses and other amounts (including all reasonable fees, expenses and disbursements of any law firm or other counsel to the extent payable under Section 10.04 and amounts payable under Article III hereof) payable to the Administrative Agent in its capacity as such to the extent payable under the Loan Documents;

Third, pro rata to payment of that portion of the Obligations hereunder constituting fees, indemnities and other amounts (other than principal and interest) payable to the lenders (including all reasonable fees, expenses and disbursements of any law firm or other counsel to the extent payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause payable to them to the extent payable under the Loan Documents;

Fourth, pro rata to payment of that portion of the Obligations hereunder constituting accrued and unpaid interest on loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Agreement is permitted by Section 7.07, ratably among the Lenders (and, in the case of such Swap Agreements, Affiliates of Lenders) in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, pro rata to payment of that portion of the Obligations hereunder constituting unpaid principal of loans and L/C Borrowings and breakage, termination or other payments, and any interest accrued thereon, due under any Swap Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Agreement is permitted by Section 7.07, and to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Swap Agreements, Affiliates of Lenders) in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Obligations hereunder have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

9.01        Appointment and Authorization of Administrative Agent and Collateral Agent.

(a)          Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and none of the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)          Each Lender hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Credit Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any Collateral Document or otherwise exist against the Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Security Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Security Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Loan Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Security Documents as fully as if the term “Administrative Agent” as used in such Loan Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Security Documents with respect to the Collateral Agent.

9.02        Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any of the Borrowers or any of their Subsidiaries or other Affiliates as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and Article VIII) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made by any other Person in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered by any other Person hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance by any other Person of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04        Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06        Resignation of the Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Parent Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Parent Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Parent Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor (or another Lender as appointed by the Parent Borrower) shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swingline Lender, (b) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07        Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08        No Other Duties.

Anything herein to the contrary notwithstanding, neither the Sole Lead Arranger nor the Sole Book Manager listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09        Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Agreements or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10        Collateral and Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent and the Collateral Agent:

(a)           to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or otherwise transferred or to be sold or otherwise transferred as part of or in connection with any sale or transfer permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)           to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02; and

(c)           to release any Guarantor from its obligations under the Collateral Agreement (or other document pursuant to which a Person becomes a Guarantor), provided hereunder if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

In each case as specified in this Section 9.10, the Administrative Agent or the Collateral Agent, as appropriate, will, at the Parent Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

ARTICLE X

MISCELLANEOUS

10.01      Amendments, Etc.

No amendment or waiver of any provision of this Credit Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent on behalf of the Required Lenders upon receipt of a consent and direction letter to do so by the applicable Lenders) and the applicable Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a)           unless also consented to in writing by each Lender directly affected thereby, no such amendment, waiver or consent shall:

(i)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.01), it being understood that the amendment or waiver of an Event of Default or a mandatory reduction or a mandatory prepayment in Commitments shall not be considered an increase in Commitments;

(ii)           waive non-payment or postpone any date fixed by this Credit Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Loan Document (it being understood that an amendment or waiver of a mandatory reduction or mandatory prepayment provision shall not be considered a non-payment or postponement of a payment);

(iii)          reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv)          change any provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (A) the making of advances (including participations), (B) the manner of application of payments or prepayments of principal, interest, or fees, (C) the manner of application of reimbursement obligations from drawings under Letters of Credit, or (D) the manner of reduction of commitments and committed amounts (except for technical amendments with respect to additional extensions of credit pursuant to this Credit Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Loans and/or the Term Loans);

(v)           change any provision of this Section 10.01(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than as expressly provided in subsection (b) below);

(vi)          release all or substantially all of the Collateral (other than as provided herein or as appropriate in connection with transactions permitted hereunder); or

(vii)         release all or substantially all of the value of the guarantee provided by the Loan Parties pursuant to the Collateral Agreement without the written consent of each Lender;

(b)           Additional Commitments or Tranches.  For the avoidance of doubt and notwithstanding provisions to the contrary in this Section 10.01, this Credit Agreement may be amended (or amended and restated) with the written consent of the Loan Parties and the Administrative Agent for the purpose of including one or more Incremental Credit Facilities contemplated in subsections (e) and (f) of Section 2.01, by (i) increasing the aggregate amount of commitments under any of the respective facilities and (ii) adding one or more additional borrowing tranches hereunder and to provide for the ratable sharing of the benefits of this Credit Agreement and the other Loan Documents with the other commitments and Obligations contemplated herein and therein;

(c)           unless also consented to in writing by the L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(d)           unless also consented to in writing by the Swingline Lender, no such amendment, waiver or consent shall affect the rights or duties of the Swingline Lender under this Credit Agreement;

(e)           unless also consented to in writing by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Loan Document; and

(f)            unless also consented to in writing by the Collateral Agent, no such amendment, waiver or consent shall affect the rights or duties of the Collateral Agent under this Credit Agreement or any other Loan Document;

provided however, that notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledged that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

10.02     Notices; Effectiveness; Electronic Communication.

(a)         Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to any Borrower, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE LOAN PARTY MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE LOAN PARTY MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Loan Party Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C

Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Parent Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Loan Party Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swingline Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer, Swingline Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VIII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable jurisdiction) for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any one outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable jurisdiction) for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (unless, in the reasonable opinion of such outside counsel, the representation of all such parties by one outside counsel would be inappropriate due to the existence of an actual or potential conflict of interest) (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of counsel for any Indemnitee, subject to the last sentence of this clause (b)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (or its Related Parties) or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Notwithstanding anything to the contrary in this Credit Agreement or any other Loan Document, with respect to any individual claim (or series of related claims), in no event shall the Loan Parties be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable jurisdiction, but excluding any inhouse counsel) for all Indemnitees collectively unless, in the reasonable opinion of such outside counsel, the representation of all such Persons by one outside counsel would be inappropriate due to the existence of an actual or potential conflict of interest.

(c)           Reimbursement by Lenders.  To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Aggregate Commitment Percentage or, in the case of L/C Obligations, Revolving Commitment Percentage (determined in each case as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee or its Related Parties as determined by a final and nonappeable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)            Survival.  The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside.

To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent on demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

10.06      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 with respect to any Revolving Commitment and $1,000,000 with respect to any Term Commitment unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Revolving Loans and the Term Loan A, and the commitments relating thereto, being assigned, and shall be pro rata with respect to such loans and commitments; provided that, that this clause (ii) shall not apply to rights and obligations in respect of Swingline Loans;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) the Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)           the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)          the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Borrower.  No such assignment shall be made to any Borrower or any Borrower’s Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant shall not be entitled to the benefits of Section 3.01 unless the Parent Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Resignation as L/C Issuer or Swingline Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Parent Borrower, resign as Swingline Lender.  In the event of any such resignation as L/C Issuer or Swingline Lender, the Parent Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swingline Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the Closing Date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the Closing Date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(b).  Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07      Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan

Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.01(e) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Parent Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower.

For purposes of this Section, “Information” means all information received from the Borrowers or any Subsidiary relating to the Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

10.08      Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness.

This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Credit Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

10.11      Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12      Severability.

If any provision of this Credit Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13      Replacement of Lenders.

If (a) any Lender requests compensation under Section 3.04, (b) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) a Lender (a “Non-Consenting Lender”) does not consent to a proposed amendment, consent, change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders (including, without limitation, by a failure to respond in writing to a proposed amendment by the date and time specified by the Administrative Agent) as provided in Section 10.01 but requires unanimous consent of all Lenders or all Lenders of a particular class of loans, or (d) any Lender is a Defaulting Lender, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06; provided that the consent of the Administrative Agent shall not be unreasonably withheld), all of its interests, rights and obligations under this Credit Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)            the respective Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b)(iv);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, with respect to Revolving Lenders, L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with applicable Laws; and

(v)            in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, consent change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank or financial institution consents to the proposed change, waiver, discharge or termination;

provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and, with respect to the Revolving Lenders, participations in L/C Obligations pursuant to this Section 10.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the respective Borrower to require such assignment and delegation cease to apply.

10.14     Governing Law; Jurisdiction; Etc.

(a)          GOVERNING LAW.  THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)         SUBMISSION TO JURISDICTION.  EACH OF THE BORROWERS AND THE OTHER LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF SUCH STATE AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN

RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH OF THE BORROWERS AND THE OTHER LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15      Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers and the other Loan Parties acknowledges and agrees that: (a) (i) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent and the Arranger, are arm’s-length commercial transactions between the Borrowers, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (ii) each of the Borrowers and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Borrowers and the other Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and the Arranger, each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent nor the Arranger has any obligation to the Borrowers, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrowers, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrowers and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17        Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18      USA PATRIOT Act.

Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L.
107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.  Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWERS:	MAC-GRAY CORPORATION,
a Delaware corporation

	By:	/s/ Michael J. Shea
	Name:	Michael J. Shea
	Title:	Chief Financial Officer

MAC-GRAY SERVICES, INC.,
a Delaware corporation

	By:	/s/ Michael J. Shea
	Name:	Michael J. Shea
	Title:	Chief Financial Officer

INTIRION CORPORATION,
a Delaware corporation

	By:	/s/ Michael J. Shea
	Name:	Michael J. Shea
	Title:	Chief Financial Officer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

	By:	William Faidell, Jr.
	Name:	William Faidell, Jr.
	Title:	Assistant Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as L/C Issuer, Swingline Lender and as a Lender

	By:	Christopher S. Allen
	Name:	Christopher S. Allen
	Title:	Senior Vice President

LENDERS:	FIFTH THIRD BANK

	By:	/s/ Henry Petrillo
	Name:	Henry Petrillo
	Title:	Managing Director

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Mitchell B. Feldman
Name:	Mitchell B. Feldman
Title:	Director

WELLS FARGO BANK N.A.

By:	/s/ Michael Sweeney
Name:	Michael Sweeney
Title:	Vice President

TD BANKNORTH NA

By:	/s/ Jeffrey R. Westling
Name:	Jeffrey R. Westling
Title:	Senior Vice President

EASTERN BANK

By:	/s/ Robert J. Moodie
Name:	Robert J. Moodie
Title:	Senior Vice President

SOVEREIGN BANK

By:	/s/ Penny Garver
Name:	Penny Garver
Title:	Senior Vice President

ALLIED IRISH BANKS, P.L.C.

By:	/s/ Joanne Gibson	Des Brennan
Name:	Joanne Gibson	Des Brennan
Title:	Assistant V.P.	Assistant V.P.

RBS CITIZENS, N.A.

By:	/s/ Christopher J. Wickles
Name:	Christopher J. Wickles
Title:	Senior Vice President

SUNTRUST BANK

By:	/s/ J. Matthew Rowand
Name:	J. Matthew Rowand
Title:	Vice President

BANK OF THE WEST

By:	/s/ Sylvia Ponce
Name:	Slyvia Ponce
Title:	AVP

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Suzanne Dwyer
Name:	Suzanne Dwyer
Title:	Senior Vice President

SALEM FIVE CENTS SAVINGS BANK

By:	/s/ Joseph V. Leary
Name:	Joseph V. Leary
Title:	Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Elise M. Russo
Name:	Elise M. Russo
Title:	First Vice President

FIRSTRUST BANK

By:	/s/ Ellen Frank
Name:	Ellen Frank
Title:	Vice President